Exhibit 10.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT RADIUS HEALTH, INC. TREATS AS PRIVATE OR CONFIDENTIAL.

THIS COMMERCIAL SUPPLY AGREEMENT is made effective as of January 1, 2016 (the “Effective Date”), by and between Radius Health, Inc., a Delaware corporation with offices at 950 Winter Street, 1st Floor, Waltham, Massachusetts 02451, United States of America (“Radius”), and Vetter Pharma International GmbH, a German corporation with an office at Eywiesenstraße 5, 88212 Ravensburg, Germany (“Vetter”), and Radius and Vetter are also individually referred to as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, Radius is active in the pharmaceutical business and is the owner or licensee of rights to certain proprietary technical information, patents and/or patent applications relating to the Finished Product (as defined below);

WHEREAS, Vetter provides services to its customers for supply with sterile finished dosage forms that it has converted from materials supplied by those customers and/or supplied by Vetter and is the owner or licensee of rights to certain proprietary technical information, patents and/or patent applications relating to the Manufacture (as defined) of the Cartridges, the Pens and the Finished Products (as defined below);

WHEREAS, the Parties are parties to that certain Confidentiality Agreement dated May 1, 2007 (the “CDA”);

WHEREAS, the Parties are party to that certain Development and Manufacturing Services Agreement effective as of December 26, 2013 (the “DMSA”) under which Vetter and its Affiliates performed development and manufacturing services on a scale appropriate for Radius’ abaloparatide clinical development program and under which any ongoing development work will continue to be performed;

WHEREAS, Radius desires to engage Vetter to perform Services for the Manufacture (as defined below) of the Cartridges, the Pens and the Finished Products, in connection with the commercial use, marketing, sale, and/or distribution of the Finished Products by Radius and/or its Affiliates;

WHEREAS, Vetter, directly or through its Affiliate Vetter Pharma, possesses the requisite expertise, personnel, and Facilities (as defined below) for the Manufacture of the Cartridges, the Pens and the Finished Products, and is willing to provide Services and allocate and commit resources to Manufacture the Cartridges, the Pens and the Finished Products, on a contractual basis, for sale to Radius; and

WHEREAS, the Parties agree that the Parties’ respective rights and obligations to each other with respect to any Cartridges produced under the DMSA ([*]) shall be governed by the DMSA, and that the Parties’ respective rights and obligations to any third party, or to each other only pursuant to Article 12, with respect to such Cartridges shall be governed by this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the covenants of each of the Parties set forth in this Agreement, each of the Parties agrees as follows:

1.    Definitions. Unless this Agreement expressly provides to the contrary, each of the following terms, whether used in the singular or the plural, shall have the respective meaning as set forth below:

1.1    “Acceptance” and “Accept” means the acceptance by Radius of Release of a Product, to be given if the Manufacture of such Product has been performed in accordance with the Standard.

1.2    “Acquirer” means an acquirer or successor entity in connection with the sale of all (or substantially all) of Radius’ assets or the line of business, to which this Agreement relates, or a merger, consolidation or change of control.

1.3    “Actual Yield” means the total actual yield of API resulting from the Manufacture of Cartridges in a given calendar year.

1.4    “Affiliate” means, with respect to Radius, any person, corporation, company, partnership, joint venture, entity and/or firm which is controlled by Radius, and with respect to Vetter, any person, corporation, company, partnership, joint venture, entity and/or firm which is under common control of the trustees/executors of the estate of Helmut Vetter and, as used in this definition of the term Affiliate, “control” means (i) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors; (ii) in the case of noncorporate entities, the direct or indirect power to manage, direct or cause the direction of the management and policies of the noncorporate entity or the power to elect more than fifty percent (50%) of the members of the governing body of such non-corporate entity.

1.5    “Agreement” means this Commercial Supply Agreement, together with all Appendices attached hereto (specifically including the Quality Agreement), as amended from time to time by the Parties in accordance with Section 15.6.

1.6    “Annual Cap” means an annual cap on Vetter’s aggregate liability under Sections 4.8(d), 4.8(e), 6.6 and/or 13.3, in any given calendar year (January to December) during the term of this Agreement, equal to the smaller amount of (i) [*] percent ([*]%), in Euros, of all of the net amounts paid by Radius to Vetter during such given calendar year; and (ii) [*] Euros.

1.7    “Annual Price Adjustment” has the meaning set forth in Section 8.5.

1.8    “API” means the active pharmaceutical ingredient known as abaloparatide, the same also known as BA058, a white powder that is a novel synthetic peptide analog of human parathyroid hormone-related protein, a naturally-occurring bone building hormone being developed by Radius for treatment of osteoporosis and for commercialization worldwide (excluding Japan).

1.9    “API Value” means, in Euros, with respect to the amount of API contained in one (1) Batch, [*] of Vetter’s price for such Batch, excluding taxes, customs, fees and other duties, if any.

1.10    “Applicable Law” means all national, federal, state, or local statutes or laws applicable to Radius’ and its Affiliates’ respective business and shall be deemed also to refer to all rules and regulations promulgated thereunder by any Authorities, including, without limitation, those relating to Manufacture, use, marketing, sale, or distribution of pharmaceutical products, anti-corruption, and anti-bribery and, with respect to cGMPs, Applicable Law shall also include guidance documents formally promulgated by the governmental agency with jurisdiction over the Finished Product.

1.11    “Applicable Vetter Law” means all applicable ordinances, rules, regulations, laws, guidelines, guidances, and requirements and court orders of any kind whatsoever, including non-Product-specific cGMP, of Germany, the European Union, the FDA, the EMA, and Swissmedic and, subject to the information requirements of Radius under Section 5.4(b), of Norway, Liechtenstein, Iceland and any Designated Country, all as amended from time to time.

1.12    “Assignee” has the meaning set forth in Section 15.4(a).

1.13    “Authority” means any government regulatory authority responsible for granting approvals for the performance of Services under this Agreement or for issuing regulations pertaining to the Manufacture and/or commercialization or use of the Finished Product in the intended country of use, including, without limitation, the FDA and the EMA.

1.14    “Batch” means, as described in the applicable Batch Record, a specific quantity of the Cartridge, the Pen or the Finished Product, that is intended to contain units of uniform character and quality, within specified limits, and is Manufactured during one cycle of Manufacture.

1.15    “Batch Documentation” means the Certificate of Compliance, the Certificate of Analysis, the Specifications, and a complete and accurate copy of the executed Batch Records.

1.16    “Batch Record” means the annotated production records that documents the Manufacturing activities in accordance with the Master Batch Records.

1.17    “Cartridge” means a cartridge filled with API and excipients or placebo solution.

1.18    “CDA” has the meaning set forth in the third whereas-clause.

1.19    “Certificate of Analysis” means a document signed by an authorized representative of Vetter Pharma, describing Specifications for, and the testing methods applied to, the Cartridges, the Pens, or the Finished Product, and the results of testing.

1.20    “Certificate of Compliance” means a document, signed by an authorized representative of Vetter Pharma, certifying that a particular Batch was Manufactured in accordance with the Standard.

1.21    “cGMP” means current good manufacturing practices and regulations applicable to the Manufacture that (i) are promulgated by the FDA, the EMA, Swissmedic, and/or agencies in Australia, Canada, Norway, Liechtenstein, Iceland and New Zealand and which, when specific to the Product, shall have been provided to Vetter by Radius; or (ii) are specific to a Designated Country (and, for clarity, not included in the requirements of the agencies described above under subsection (i) hereof), all which shall have been provided to Vetter by Radius, for clarity, including, but not limited to, when specific to the Product.

1.22    “Change Order” means a document containing a description of required modifications and their effect on the scope, fees and timelines specified herein.

1.23    “Confidential Information” means any and all Information of a Party and/or its Affiliates, which Information is, during the term of this Agreement, or was, under any confidentiality or other agreement between Radius and Vetter or Vetter Pharma existing prior to the Effective Date (e.g., the CDA and the DMSA), or otherwise disclosed, including, but not limited to, Information which may have been disclosed, prior to the Effective Date, and may not be covered by any such confidentiality or other agreement, with the capitalized term “Information” being information relating to business, trade finances, affairs, operations, scientific and medical research, data, technical and technological information, processes, including manufacturing processes and procedures and processes as may be embodied or evidenced in formulae, manufacturing data, specifications and other related documents, patents and patented designs, trade secrets, copyrights, trademarks, industrial design, know-how, improvements, discoveries, inventions, formulas, ideas, devices, products, writings, any intellectual property and proprietary information relating to a product, as well as that directly derived or resulting from any of the foregoing, and any information or matter that a reasonable business person would or should deem confidential or proprietary.

1.24    “Completion Date” means the effective date of expiration or termination of this Agreement.

1.25    “Costs” means, collectively (except, for clarity, where “Costs” appears within another defined term or within a section heading), damages, liabilities, claims, suits, awards, judgments, costs and/or expenses, whether based on product liability or otherwise, including any court costs and/or reasonable attorneys’ fees.

1.26    “Defective Product” has the meaning set forth in Section 6.6(a).

1.27    “Delivery Assistance” means assistance provided by Vetter to Radius in connection with [*] by Radius of the Cartridge, Pen or Finished Product at the Facility, including, but not limited to, (i) addressing special shipping requirements; (ii) obtaining licenses, official authorizations, clearances, customs, any other documents and/or information, including security related information that Radius or its Affiliates may require for export, import or transport of the Finished Product to the final destination; (iii) making a contract for transport and/or insurance; (iv) loading the packed Finished Product in any container, collecting vehicle or other means of transport; (v) managing sample storage (using a centrally controlled and monitored access system) and shipment, data logging, shipment and storage under, and constant monitoring of, certain temperature conditions.

1.28    “Delivery Date” means the scheduled (as mutually agreed) date of delivery of Product, as more fully described in Section 7.2.

1.29    “Demand” means Radius’ anticipated, to the best of its knowledge, demand for the Cartridges, the Pens and/or the Finished Products, in a given period, as communicated to Vetter.

1.30    “Designated Country” means any country (other than the United States of America, Canada, Australia, New Zealand, Switzerland, Norway, Liechtenstein, Iceland, and any member nation of the European Union) designated in writing by Radius to be a Designated Country, as set forth in and subject to Section 5.4(b).

1.31    “DMSA” has the meaning set forth in the fourth whereas-clause.

1.32    “Effective Date” means the date first written above.

1.33    “EMA” means the European Medicines Agency of the European Union, and any successor agency having substantially the same functions.

1.34    “Equipment” means any equipment or machinery, including Radius Equipment, used by Vetter Pharma in the Manufacturing.

1.35    “Equipment Letter” means that certain letter agreement between the Parties dated as of December 26, 2013, pursuant to which certain Radius Equipment was procured by Vetter on behalf of Radius.

1.36    “Facility” means the facility(ies) of Vetter Pharma, approved by Radius for performance of the Services, and identified in the Quality Agreement.

1.37    “FDA” means the Food and Drug Administration of the United States of America, and any successor agency having substantially the same functions.

1.38    “FDCA” means the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §321 et seq., as amended from time to time.

1.39    “Finished Product” means a Pen loaded with a Cartridge, in a labelled carton with all applicable country-specific labelling.

1.40    “Fixed Period” means the initial, earliest and binding period of each of both Forecasts, namely (i) [*] for the Cartridges and the Pens; and (ii) [*] for the Finished Products.

1.41    “Flexible Period” means such period, of each of both Forecasts, immediately following the Fixed Period, namely (i) [*] for the Cartridges and the Pens; and (ii) [*] for the Finished Products.

1.42    “Forecast” means written forecasts, showing Demand, both provided on a [*] rolling basis broken down by [*] increments, namely one for the Cartridges and the Pens, and one for the Finished Products, each covering each [*] of the then-immediately succeeding [*].

1.43    “Force Majeure” means a cause, an occurrence or an event that is unavoidable by or beyond the reasonable control of the affected Party or its Affiliate, including, without limitation, fire, flood, lightning, fog, storm, unusual weather conditions, explosion, accident, earthquake, volcanic ash, embargo, prohibition on import or export of the Vetter Materials, the Radius Materials, the Cartridges, the Pens, the Finished Products and/or materials incorporated therein or parts thereof, shortage of energy or raw material or any inability to obtain any materials or shipping space, breakdown or delays of carriers or shippers, default or delay by any supplier or sub-contractor or other events due to internalization of operations and services typically and customarily provided by a third party, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotion, any public enemy, sabotage, invasion, strikes, stoppage of labor, lockout or any other labor trouble, acts of God or acts, governmental or administrative act or restraint or omissions, or delays in acting, by any governmental authority.

1.44    “[*]” means [*].

1.45    “Gross Negligence” means gross negligence, as applicable hereto, under and subject to Swiss law.

1.46    “Improvements” means any and all discoveries, inventions, developments (including, but not limited to, as part of the Services), modifications, innovations, updates, enhancements, or improvements under, or rights (whether or not protectable under patent, trademark, copyright or similar laws) to, Technology, that are conceived, discovered, invented, developed, created, made, generated or reduced to practice in connection with this Agreement.

1.47    “Manufacture” and “Manufacturing” means any steps, processes and activities necessary to produce the Cartridge (by filling with the API (being part of the Radius Materials), formulated by Vetter Pharma along with excipients or placebo solution), to assemble the Pen (by loading the pre-assembled pen components (being part of the Radius Materials), with the Cartridge, adding the dosing mechanism, cartridge holder, and pen caps) and/or to produce the Finished Product (by jointly secondary packaging both, the Cartridge and the Pen, and adding country-specific labelling), including, without limitation, manufacturing, processing, packaging, labeling, quality control testing, stability testing, and storing, respectively, the Cartridge, the Pen and/or the Finished Product, and Release hereunder to Radius.

1.48    “Manufacturing Improvements” means Improvements to the extent relating to any [*].

1.49    “Manufacturing Process” means any and all processes and activities (or any step in any process or activity) used or planned to be used by Vetter Pharma to Manufacture, as evidenced in the Batch Documentation or Master Batch Record.

1.50    “Market Launch Phase” means the period preceding and following market launch of the Product, which period shall commence upon receipt of the first marketing authorization for the Product granted by either the FDA or the EMA and expire [*] calendar months thereafter.

1.51    “Master Batch Record” means the document, proposed by Vetter and approved by Radius, which defines the Manufacturing methods, test methods and other procedures, directions and controls associated with the Manufacture and testing of the Cartridges, the Pens and the Finished Products.

1.52    “Negligence” means negligence (other than Gross Negligence), as applicable hereto, under and subject to Swiss law.

1.53    “Pen” means pen device components, delivered in sets of components to the Facility by Radius, and further assembled by Vetter Pharma (including loading by Vetter Pharma with a Cartridge, and adding the dosing mechanism, cartridge holder, and pen caps).

1.54    “Pen Components Value” means, in Euros, [*] of Vetter’s price for such Pen, excluding taxes, customs, fees and other duties, if any.

1.55    “Planning Period” means the final and non-binding period, of each of both Forecasts (for planning purposes only) immediately following the Flexible Period, namely covering [*] for the Cartridges and the Pens, and [*] for the Finished Products.

1.56    “Product” means the Cartridge, the Pen, and/or the Finished Product, as the context requires.

1.57    “Product Costs” has the meaning set forth in Section 8.5.

1.58    “Purchase Order” means a document duly signed by or on behalf of Radius, which shall be binding and irrevocable and used only for ordering either the Cartridges and the Pens, or the Finished Products, whether or not consistent with the applicable Forecast, and/or for requesting an amendment of such quantities, subject to the provisions of this Agreement, and/or for requesting Delivery Dates; provided, however, no pre-printed or other term or condition thereon, or in any confirmation from Vetter, shall have any force or effect, all of which terms and conditions shall be null and void unless otherwise specifically agreed in writing by and between the Parties and the provisions of this Agreement shall be deemed incorporated therein and, for clarity, Purchase Orders may be issued for filling the Cartridges and for assembling the Pens, separately from those issued for the Finished Products.

1.59    “Quality Agreement” and “QA” means a quality agreement, with respect to the Manufacture and quality of the Cartridges, the Pens, and the Finished Product, which quality agreement Vetter shall cause Vetter Pharma to enter into with Radius, contained in a separate document but deemed an integral part of this Agreement and incorporated herein by reference.

1.60    “Radius Disclosed Manufacturing IP” has the meaning set forth in Section 9.1.

1.61    “Radius Equipment” means the Equipment identified in Appendix A, being provided to the Facility by Radius or purchased or otherwise acquired by Vetter or Vetter Pharma at Radius’ costs and/or expenses.

1.62    “Radius Improvements” means any and all Improvements that are [*].

1.63    “Radius Indemnitees” has the meaning set forth in Section 12.1.

1.64    “Radius Materials” means the materials procured and provided by Radius for use by Vetter Pharma to Manufacture the Cartridges, the Pens, and the Finished Product, namely the API, the pen device components sets, and certain labelling materials.

1.65    “Radius Technology” means (i) the Radius Materials and any intermediates, components, and/or derivatives of the Radius Materials; (ii) the Specifications, to the extent they (x) are specific to the API and/or to the Pens, and (y) do not contain any Vetter Technology; and (iii) the Technology of Radius (x) existing prior to the Effective Date; (y) developed or obtained thereafter by or on behalf of Radius (from a source other than Vetter Pharma) independent of this Agreement and without reliance upon any Confidential Information of Vetter and/or any of its Affiliates; or (z) developed by or on behalf of Radius in connection with this Agreement that is not Vetter Technology.

1.66    “Recall” means actions taken by Radius to remove Finished Product from the market.

1.67    “Records” means records supporting the documentation required by Radius as detailed in the Quality Agreement and all other Services performed hereunder.

1.68    “Reduced Demand” means a reduction in such initial Demand, either for the Cartridges and the Pens, or for the Finished Products, for the Fixed Period and the Flexible Period combined, as set forth in the Forecast(s) applicable after (but, as provided, to be issued by Radius to Vetter prior to) the end of the Market Launch Phase, and each calendar year thereafter, which is more than the greater of [*] or [*], compared to the Demand under (as measured by) the Purchase Orders, either for the Cartridges and the Pens, or for the Finished Products, actually placed during the [*] covered by such Fixed Period and Flexible Period combined, to be reconciled once [*] in which such [*] ends.

1.69    “Release” means, with respect to each Batch, the delivery by Vetter Pharma to Radius, subject to Appendix 3 of the Quality Agreement, of the Certificate of Analysis, the Certificate of Compliance.

1.70    “Representative” has the meaning set forth in Section 3.1.

1.71    “Reprocess” and “Reprocessing” means introducing a Cartridge, a Pen, or a Finished Product back into the Manufacturing Process, and repeating appropriate manipulation steps that are part of the established Manufacturing Process and, for clarity, a continuation of a process step after an in-process control test showing the process to be incomplete is not considered reprocessing.

1.72    “Rework” and “Reworking” means subjecting a Cartridge, a Pen, or a Finished Product to one or more Manufacturing Processing step(s) that is/are different from the established Manufacturing Process.

1.73    “Services” means the Manufacturing and/or other services described herein and/or in the Quality Agreement.

1.74    “Shortfall” means a reduction in such initial Demand, either for the Cartridges and the Pens, or for the Finished Products, for the Fixed Period and the Flexible Period combined, as set forth in the Forecast(s) applicable after (but, as provided, to be issued by Radius to Vetter prior to) the start of the Market Launch Phase for one (1) calendar year thereafter, which is more than the greater of [*] or [*], compared to the Demand under (as measured by) the Purchase Orders actually placed during the [*]covered by such Fixed Period and Flexible Period combined, to be reconciled [*] in which such [*] ends.

1.75    “SOPs” means the standard operating procedures of Vetter Pharma applicable to the Services.

1.76    “Specifications” means the agreed specifications, consisting of, but not limited to, a list of tests, references to any analytical procedures and appropriate acceptance criteria which are numerical limits, ranges or other criteria for tests described to establish a set of criteria, label content, serialization where required, and aggregation when serialized, to which the Manufacture, at any stage, should conform to be considered acceptable that are provided by or approved by Radius, as such specifications are amended or supplemented from time to time by the Parties in writing, and mutually agreed by the Parties in accordance with Section 4(2) of the Quality Agreement and which, for clarity, shall include, as hereunder agreed, any regulatory requirements and cGMP specific to the Cartridge, the Pen, or the Finished Product.

1.77    “Standard” means cGMP (if applicable), all other Applicable Vetter Law, the Manufacturing Process, the Specifications and the terms of this Agreement applicable to the Manufacture of the Cartridges, the Pens, or the Finished Products, respectively.

1.78    “Swissmedic” means the Swiss Agency for Therapeutic Products, and any successor agency having substantially the same functions.

1.79    “Target Yield” has the meaning set forth in Section 4.8(d).

1.80    “Technology” means any and all Confidential Information, and any and all patents, patent applications, methods, techniques, trademarks, trade secrets, copyrights, industrial designs, know-how, data and other intellectual property of any kind (whether or not patentable, registered or otherwise protectable under patent, trademark, copyright or similar laws), and any Improvements thereto.

1.81    “Transition Compensation” means justifiable costs and/or expenses incurred by Vetter and/or Vetter Pharma in connection with the performance of any mutually agreed activities beyond the original scope of this Agreement that arise out of any assignment or transfer of this Agreement by Radius pursuant to Section 15.4, which costs and/or expenses and activities shall be negotiated in good faith and mutually agreed upon in advance by Vetter on the one hand and Radius or such Assignee, Acquirer or Affiliate of Radius on the other hand and, for clarity, Vetter shall have no obligation to undertake any such additional activities without Vetter’s prior agreement, which shall not be unreasonably withheld, it being agreed and understood by Radius that Vetter would be acting reasonably if Vetter refused to undertake any such additional activities in the event not all requirements, as applicable, of Article 10 and/or Section 15.4 are satisfied, except if addressed by other means as agreed to by Vetter in furtherance of such good faith discussions.

1.82    “Vetter Indemnitees” has the meaning set forth in Section 12.2.

1.83    “Vetter Materials” means any and all materials, supplies and other components (other than the Radius Materials), as listed in the Specifications and provided or procured by Vetter to be used by Vetter Pharma in the performance of Services.

1.84    “Vetter Pharma” means Vetter Pharma-Fertigung GmbH & Co. KG, an Affiliate of Vetter duly organized and existing under the laws of Germany, having its principal place of business at Schützenstraße 87, 88212 Ravensburg, Germany.

1.85    “Vetter Technology” means (i) the Specifications, to the extent they (x) are not specific to the API and/or to the Pens, and (y) contain Vetter Technology; as well as (ii) the Technology of Vetter (x) existing prior to the Effective Date; or (y) developed or obtained thereafter without use of, reference to, or reliance upon the Confidential Information of Radius, Radius Materials (except to the extent such mere use of the Radius Materials results in a Manufacturing Improvement), or Radius Technology.

1.86    “Willful Misconduct” means willful misconduct, as applicable hereto, under and subject to Swiss law.

2.     Engagement of Vetter.

2.1    Services. Radius wishes to engage Vetter to have the Services performed for Radius and to supply the Products to Radius or a designee of Radius, in accordance with the terms of this Agreement. Vetter agrees to have such Services timely performed and to supply the Products ordered by Radius, it being understood and agreed that the Services shall be subcontracted by Vetter to Vetter Pharma and be performed by Vetter Pharma, all as set forth and more fully described in this Agreement and/or the Quality Agreement. Documents relating to the Services hereunder, including, without limitation, Specifications, proposals, quotations and any other relevant documentation, shall only be effective if attached hereto or to the Quality Agreement. Vetter shall cause Vetter Pharma to perform the Services specified herein, or in the Quality Agreement, as may be amended by any applicable Change Order, and in accordance with and subject to the terms and conditions of this Agreement.

2.2    Quality Agreement. The QA shall be in effect contemporaneously with the term of this Agreement, and govern all activities delegated by Vetter to Vetter Pharma hereunder or pursuant hereto in respect of the Manufacture and quality of the Cartridges, the Pens and/or the Finished Products; provided, however, that the QA will remain in effect until all Manufactured and Released Product has reached its expiration date plus one (1) additional year. For clarity, any breach by Vetter Pharma of the Quality Agreement shall be deemed a breach by Vetter of this Agreement, and shall be subject to Section 11.5 and Article 14 hereof.

2.3    Conflict. If there is any conflict, discrepancy, or inconsistency between the terms of this Agreement and any provision of the Quality Agreement, or any Purchase Order, or other document or form used by the Parties, the terms of the Quality Agreement shall exclusively govern and control any and all quality-related matters regarding the Services, whereas this Agreement shall exclusively govern and control any and all other matters.

2.4    Other Source. Vetter will not, and will cause Vetter Pharma to not perform Services or supply Cartridges, Pens, or Finished Product to any third party. Nothing in this Agreement shall restrict Radius from purchasing manufacturing services, cartridges, pens, or finished product from another source.

3.    Performance of Services.

3.1    Representatives. Each Party shall appoint an employee to primarily perform the day-to-day interactions with the other Party for the Services (each, a “Representative”), who shall be identified in the Quality Agreement. The Representative shall be a person with direct involvement in the Services and sufficient seniority to resolve issues as they arise. For clarity, a Representative of Vetter may be an employee of Vetter Pharma, and vice-versa. Each Party may change its Representative by providing written notice to the other Party in accordance with Section 15.3; provided, however, that each Party shall use commercially reasonable efforts to provide the other Party with at least five (5) calendar days’ prior written notice of any change in its Representative for the Services. Except for notices or communications required or permitted under this Agreement, which shall be subject to Section 15.3, or unless otherwise mutually agreed by the Parties in writing, all communications between Vetter and Radius regarding the conduct of the Services shall be addressed to or routed directly through the Parties’ respective Representatives.

3.2    Communication. The Parties shall hold project team meetings via telephone conferences or in person, on a periodic basis as agreed upon by the Representatives, any such agreement not to be unreasonably delayed.

3.3    Subcontracting.

(a)    Except as expressly provided herein, Vetter may not delegate any of its obligations to any third party, including, but not limited to, any Affiliate of Vetter, to have performed any of its obligations under this Agreement, without the prior written consent of Radius to be set forth in a separate written amendment of this Agreement, to address, without limitation, responsibility and liability for performance or non-performance of such third party and audit and inspection of such third party; provided, however, that Vetter may cause internal logistic and warehousing operations to be performed by [*], and that Vetter is and shall be permitted to delegate to Vetter Pharma as provided in Section 2.1. Neither [*] nor Vetter Pharma shall be permitted to further delegate any obligations. Radius may not delegate any of its payment or other obligations to any third party, including, but not limited to, any Affiliate of Radius, to have performed any of its obligations under this Agreement, without the prior written consent of Vetter; provided, however, that Vetter shall not unreasonably withhold such consent and shall, upon request of Radius, negotiate in good faith appropriate amendment(s) to this Agreement to allow direct ordering and payment by any of the Radius Affiliates, instead of Radius, under this Agreement.

(b)    Vetter shall be, as herein provided, solely responsible for the performance or non-performance of Vetter Pharma and/or [*], and for costs, expenses, damages, and/or losses of any nature arising out of such performance or non-performance as if by Vetter itself under this Agreement. Vetter shall cause Vetter Pharma and [*] to be bound by, and to comply with, the terms of this Agreement, as applicable, including, without limitation, all confidentiality, intellectual property, quality assurance, regulatory and other obligations and requirements of Vetter set forth in this Agreement (including the Quality Agreement).

(c)    Vetter Pharma and [*] shall be subject to all of the audit and inspection provisions of Section 5.2 and Section 11.3(b); provided, however, Radius shall give as much advance notice as possible of any such audit and/or inspection. Vetter agrees to cause Vetter Pharma and [*] to satisfy all of the obligations set forth in this Agreement and Vetter shall be responsible for actions and omissions of Vetter Pharma and [*] as if Vetter itself was performing or not performing, respectively, any such Services.

3.4    Timeliness. Vetter shall, and shall cause Vetter Pharma to, use commercially reasonable efforts to satisfy the timelines set forth herein. Without limiting Vetter’s obligation to timely perform its obligations under this Agreement, Vetter shall, without undue delay, notify Radius if, at any time during the term of this Agreement, Vetter or Vetter Pharma has reason to believe that Vetter Pharma will be unable to perform or complete the Services in a timely manner as herein set forth.

3.5    Regular Forecasts, Market Launch Phase, Post-Market Launch Phase, Purchase Orders, Purchase Order Cancellations/Postponements.

(a)    Regular Forecasts. Radius shall provide Vetter with the Forecast in writing, beginning with [*], which shall thereafter, on a [*] rolling basis during the term of this Agreement [*], be updated. Each Forecast shall show the Demand, to be covered by Purchase Orders for the Fixed Period, and the Demand for the Flexible Period and Planning Period. Radius shall also give Vetter, in January of each year during the term of this Agreement (but in 2016, in [*]), a forecast showing the anticipated Demand for the then~~-~~immediately succeeding [*] year period, which shall be non-binding and shall form the basis for mutual planning purposes only.

(b)    Market Launch Phase; Shortfall. Each Party understands that short-term demand may fluctuate significantly during the Market Launch Phase. Vetter shall use commercially reasonable efforts to meet changing Demand, whether an incease or decrease, in accordance with the terms herein contained; provided, however, that, during the Market Launch Phase, in the event of a Shortfall, Radius shall pay to Vetter, as compensation for unused Manufacturing capacity reserved (under Purchase Orders that have not been placed but that should have been placed, in accordance with the provisions hereof), due thirty (30) calendar days after the invoice date (receipt of readily available funds by Vetter), an amount equal to [*] of the net revenue that Vetter would have received from the sale of the Shortfall to Radius; provided, however, Vetter shall use its commercially reasonable efforts to determine alternative use of the cGMP manufacturing space scheduled to be used for Radius but which becomes available due to any Shortfall, and if so successfully determined, and actually used by Vetter Pharma, any payments due under this Section that are associated with such Shortfall shall be reduced by the amount of revenue generated by Vetter from such alternative use (taking into account costs and/or expenses incurred by Vetter, as prior thereto in good faith negotiated among the Parties, in connection with acquiring and/or transitioning to such alternative use); and, provided further, however, in no event shall any such reduction result in a refund or credit to Radius.

(c)     Post-Market Launch Phase; Reduced Demand. After the Market Launch Phase, Vetter shall use commercially reasonable efforts to meet changing Demand, whether an incease or decrease, in accordance with the terms herein contained; provided, however, that, in the event of a Reduced Demand, Radius shall pay to Vetter, as compensation for unused Manufacturing capacity reserved (under Purchase Orders that have not been placed but that should have been placed, in accordance with the provisions hereof), due thirty (30) calendar days after the invoice date (receipt of readily available funds by Vetter), an amount equal to [*] of the net revenue that Vetter would have received from the sale to Radius of the Reduced Demand; provided, however, Vetter shall use its commercially reasonable efforts to determine alternative use of the cGMP manufacturing space scheduled to be used for Radius but which becomes available due to any Reduced Demand, and if so successfully determined, and actually used by Vetter Pharma, any payments due under this Section that are associated with such Reduced Demand shall be reduced by the amount of revenue generated by Vetter from such alternative use (taking into account costs and/or expenses incurred by Vetter, as prior thereto in good faith negotiated among the Parties, in connection with acquiring and/or transitioning to such alternative use); and, provided further, however, in no event shall any such reduction result in a refund or credit to Radius.

(d)    Purchase Orders. On or before the fifth (5th) business day of each [*] during the term of this Agreement, Radius shall give and place with Vetter, on a rolling [*] basis, Purchase Orders for at least [*], and, during the Market Launch Phase, for at least [*], of the Demand forecasted for the Flexible Period that has then-become the Fixed Period. For clarity, Purchase Orders for less than the amount described in the preceding sentence shall not result in any obligation of Radius to compensate Vetter other than as set forth in Section 3.5(b) or Section 3.5(c), as applicable. Purchase Orders specifying the quantities of either the Cartridges and the Pens, or of the Finished Products, as applicable, and delivery date desired by Radius, shall be placed by Radius at least [*] prior thereto, for Cartridges and Pens, or [*] prior thereto for Finished Product, following approval of the Forecast. The Demand for the Fixed Period, if in accordance with Section 3.5, shall be deemed, subject to Section 3.5(e) below, to be ordered by a binding Purchase Order that does not need to be accepted by, and cannot be rejected by, Vetter. Purchase Orders for Demand not in accordance with Section 3.5 shall be confirmed or rejected by Vetter, in its sole discretion, by notice in writing to Radius within ten (10) business days of receipt of the respective Purchase Order. If a Purchase Order is provided by an authorized representative of Radius, Vetter may fully rely thereon without independent investigation and such Purchase Order, if and as confirmed by Vetter, shall be valid for the purpose of confirming quantities and Delivery Dates of either the Cartridges and the Pens, or the Finished Products.

(e)    Purchase Order Cancellations/Postponements. Should (i) Radius cancel any Purchase Order already placed with Vetter by Radius, or postpone Manufacture that has been scheduled by Vetter based on any Purchase Orders (or parts thereof), subject to the reduction allowance for Radius as set forth in Section 3.5, for any reason other than as set forth in Section 7.3, in Section 15.1 (Force Majeure) or Vetter’s material breach of this Agreement as set forth in

Section 14.3(ii); or (ii) the Radius Materials not be available for Manufacture at the Facility at least twelve (12) calendar days before the date set by Vetter for certain Manufacture, then, in either of the foregoing cases, Vetter shall cause its Affiliate Vetter Pharma to use commercially reasonable efforts to, as the case may be, use such capacity, not used for Radius based on such cancellation of a Purchase Order, for another customer of Vetter, or to reschedule, according to its capacity, in consideration of the Demand, such Manufacture postponed; provided, however, if Vetter is not able to have such capacity used for another customer of Vetter or to reschedule such postponed Manufacture, Vetter shall invoice Radius, and Radius shall pay to Vetter, due thirty (30) calendar days after the invoice date (receipt of readily available funds by Vetter), compensation for unused Manufacturing capacity, according to the following chart:

Notification of cancellation or postponement occurring, prior to the scheduled Release date:	Compensation (in percent of Vetter’s price per each [*], up to the [*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

Notification of cancellation or postponement occurring, prior to the scheduled packaging Release date:	Compensation (in percent of Vetter’s price per each secondary packaging):
[*]	[*]
[*]	[*]
[*]	[*]

3.6    Continuous Improvements.

(a)    Continuous Efforts. Each Party agrees to pursue a mutual strategy to seek ways of improving the Manufacturing performance and to reduce the costs and/or expenses to Manufacture the Cartridges, the Pens, and/or the Finished Products. The goal is to develop mutually agreed improvement targets and key performance indicators, against which performance shall be measured and monitored by the Parties. The results shall be shared to allow performance assessment and to support a process to identify areas for improvement. [*].

(b)     Disputes. Any disputes in the course of applying the principle of continuous improvement (including any financial participation of either Party) shall, if not amicably resolved within thirty (30) calendar days, be submitted to an independent mediator appointed by the Parties. Radius and Vetter shall each ensure that such independent mediator is bound by obligations of confidentiality at least as restrictive as those set forth herein. The independent mediator shall (i) also be an independent certified public accountant; (ii) not have been employed by either Party for a period of ten (10) years prior to the Effective Date; (iii) have experience in the pharmaceutical industry, preferably in the field of contract manufacturing (sterile pre-filling of syringes and the outsourcing thereof); and (iv) decide within further thirty (30) calendar days. The Parties shall share the costs and/or expenses of the mediator, proportionally based on the outcome of the claim; provided, however, a fully unsuccessful Party (compared to its claim) shall carry the entirety of such costs and/or expenses.

4.    Materials and Equipment

4.1    Supply of Vetter Materials.

(a)    Procurement. Vetter shall procure and supply all Vetter Materials, in accordance with the provisions below, the Specifications and the QA.

(b)    Ordering and Obsoleteness. Based on the Fixed Period of any Forecast (or, to the extent commercially practicable, on any updates), Vetter may place, in accordance with reasonable and customary business practices, binding orders for Vetter Materials. Radius shall be responsible and liable, and Vetter shall invoice Radius, and Radius shall pay to Vetter, due thirty (30) calendar days after the invoice date (receipt of readily available funds by Vetter), compensation for any related costs and/or expenses incurred by Vetter and/or any of its Affiliates, including, but not limited to, costs and/or expenses related to storage and disposal of, and staff planning and working capital costs and/or expenses for, any excess and/or obsolete Vetter Materials reasonably ordered, not being fit for use due to (i) Reduced Demand; (ii) cancellation or postponement of any Purchase Orders, except if Radius paid to Vetter compensation for unused Manufacturing capacity under Section 3.5(e); (iii) changes requested by Radius to the Specifications or the specifications of any Vetter Materials; or (iv) termination of this Agreement by Radius other than for Vetter’s breach. If requested, Radius shall provide Vetter with a written authorization to purchase any Vetter Materials. Notwithstanding anything to the contrary in the foregoing in this subsection, Vetter shall cause Vetter Pharma to use commercially reasonable efforts to use, if possible, such Vetter Materials for another customer of Vetter.

(c)    Safety Stock. Vetter shall cause Vetter Pharma to keep an additional rolling safety stock at the Facility of Vetter Materials, at the costs and/or expenses of Radius (for clarity, such additional rolling safety stock in addition to the Vetter Materials procured under Section 4.1(b), the latter of which Vetter Materials being such which are (only) equal to at least [*] of the volume of the Fixed Period and the Flexible Period, which shall be kept as regular rolling safety stock, for free and at no costs and/or expenses of Radius). Vetter shall use commercially reasonable efforts to procure and validate, especially if the Demand should be in excess of [*] Finished Products per the Fixed Period and the Flexible Period, a second (2nd) source of Vetter Materials critical for the security of the supply chain (and if there should be more than one (1) supplier available for the procurement of Vetter Materials, the Parties shall mutually agree on which of them to choose; provided, however, that if two (2) or more suppliers are considered equal, Vetter may choose at its sole discretion). The Parties shall periodically review, and may decide on an adjustment of, the safety stock levels and storage period, at the costs and/or expenses of Radius. If Radius desires a safety stock of Vetter Materials equal to a volume higher than the foregoing, Vetter shall either cause third party suppliers to keep an additional rolling safety consignation stock, if feasible and available for free, or cause Vetter Pharma to keep a higher volume, only against down payment by Radius which shall be refundable (or credited against amounts otherwise owed by Radius) as of winding down of such safety stock, all as separately agreed by and between the Parties in writing. Vetter shall cause Vetter Pharma to wind down such safety stock upon termination of this Agreement as mutually agreed with Radius. Radius shall reimburse Vetter under this Section within thirty (30) calendar days of the date of Vetter’s respective invoice.

4.2    Supply of Radius Materials. Radius shall timely provide, or shall cause to be timely provided, to the Facility (at the address notified by Vetter), the Radius Materials, all in accordance with the Quality Agreement. The Radius Materials shall be supplied to the Facility as directed by Vetter, free of charge and at the risk of Radius, including with respect to any applicable transport insurance. Such delivery shall include quality certificates for the Radius Materials as set forth in the Quality Agreement, upon which certificates Vetter and/or any of its Affiliates may fully rely without further investigation.

4.3    Delayed Materials Supply. Radius and Vetter shall each use commercially reasonable efforts to ensure that sufficient quantities of the Radius Materials (in the case of Radius) and the Vetter Materials (in the case of Vetter, by procuring the necessary amount, and replenishing the safety stock, under Section 4.1) are supplied to the Facility as are required to properly undertake the necessary preparations for the Services and to timely fulfill the tasks set forth herein.

(a)    Delayed Radius Materials. If insufficient quantities of the Radius Materials are delivered or any insufficiency results due to the Radius Materials having been damaged or delayed in transit (or delayed due to any other circumstances prior to the delivery of same), Radius shall arrange for the timely supply of sufficient additional quantities of the relevant Radius Materials to enable Vetter to meet the obligations herein. Radius shall not be in breach of this Agreement and, subject to the provisions regarding Force Majeure hereunder, a delay in meeting other relevant obligations under this Agreement shall be excused, to the extent Radius is, despite exercising commercially reasonable efforts, unable to timely procure sufficient and satisfactory supplies of the Radius Materials due to Force Majeure, and such Force Majeure has caused a failure to perform. Any delay in the Services arising from inadequate delivery of the Radius Materials (whether such delay is based on inadequacy of quality, quantity or otherwise) (herein, “delay”) shall postpone any Delivery Date requested by Radius and previously confirmed by Vetter until such other date that Vetter may reasonably determine in its sole reasonable discretion, after good faith consultation with Radius, taking into account such factors as Facility capacity and other production commitments. The Parties shall negotiate in good faith any additional charges which may arise due to rescheduling caused by a delay in delivery of Radius Materials.

(b)    Delayed Vetter Materials. If insufficient quantities of the Vetter Materials are delivered or any insufficiency results due to the Vetter Materials having been damaged or delayed in transit (or delayed due to any other circumstances prior to the delivery of same), Vetter shall arrange for the timely supply of sufficient additional quantities of the relevant Vetter Materials, to enable Vetter to meet the obligations herein. Neither Vetter nor Vetter Pharma shall be in breach of this Agreement and, subject to the provisions regarding Force Majeure hereunder, a delay in meeting other relevant obligations under this Agreement shall be excused, to the extent Vetter or Vetter Pharma, as the case may be, is, despite exercising commercially reasonable efforts, unable to timely procure sufficient and satisfactory supplies of the Vetter Materials due to Force Majeure, and such Force Majeure has caused a failure to perform. Any delay in the Services arising from inadequate delivery of the Vetter Materials (whether such delay is based on inadequacy of quality, quantity or otherwise) (herein, “delay”) shall postpone any Delivery Date until such other date that Vetter may reasonably determine in its sole reasonable discretion, after good faith consultation with Radius, taking into account (but, for clarity, not with respect to a delay caused by a breach of Vetter under Section 4.1(a)), such factors as Facility capacity and other production commitments. The Parties shall negotiate in good faith any rescheduling caused by a delay in delivery of Vetter Materials that is not caused by a breach of Vetter under Section 4.1(a). The Parties shall mutually agree on any rescheduling caused by delay of Vetter Materials, and Vetter shall assist Radius in pursuing any rights existing against such third party supplier of the Vetter Materials, as set forth in Section 4.9.

4.4    Inspection. On each delivery of any of the Radius Materials and Vetter Materials, Vetter shall (or shall ensure that Vetter Pharma shall) (i) visually inspect, as set forth in the QA, each shipment for apparent physical defects and damage to the exterior packaging; (ii) as set forth in the QA, test, depending on the nature of the materials and the testing history, the Radius Materials, and test the Vetter Materials; and (iii) check each shipment, to confirm or to not confirm, that a valid Certificate of Analysis and other appropriate shipping documentation was contained. [*].

4.5    Limitations. Vetter agrees, and shall cause Vetter Pharma (i) to account for all Radius Materials; (ii) not to provide Radius Materials to any third party without the express prior written consent of Radius, except as provided in the Quality Agreement with respect to approved testing laboratories; (iii) not to use Radius Materials for any purpose other than conducting the Services, including, without limitation, not to analyze, characterize, modify or reverse engineer any Radius Materials or take any action to determine the structure or composition of any Radius Materials unless required pursuant to the Quality Agreement; and (iv) to destroy or return to Radius all unused quantities of Radius Materials according to Radius’ written directions.

4.6    Information Requirements. Radius shall provide a material safety data sheet with respect to the API and the Finished Product, including, without limitation, all chemical, pharmaceutical and/or biopharmaceutical compositions thereof and, to the extent reasonably known, any impact and interaction thereof on all other materials to be used in the Services. If the provision of any such information has the effect, including any result of having to take additional security or safety precautions, of increasing the costs and/or expenses in performing obligations under the Quality Agreement or hereunder, Vetter shall inform Radius thereof. Radius shall specifically inform Vetter if the Radius Materials require any special handling or processing. Each Party shall meet all of its respective notice and information requirements set forth herein and/or in the Quality Agreement; provided, however, it being understood and agreed that neither Vetter nor any of its Affiliates shall have any responsibility or liability, including for Radius’ failure to provide accurate and required information for the Services, if the Product has been Manufactured in accordance with the Standard.

4.7    Ownership of Radius Materials. Radius shall at all times retain title to and ownership of the Radius Materials, and any intermediates and components of Radius Materials (including as part of the Cartridges, the Pens, any work in progress, or the Finished Products). Except as otherwise expressly set forth in this Agreement and subject thereto, Radius shall be and remain responsible and liable for the Radius Materials and for the quality thereof. Radius may, in its sole discretion, provide adequate all risk-insurance for the Radius Materials (whether or not included as part of the Cartridges, the Pens, any work in progress, the Finished Products or otherwise), and for all shipment and storage of any thereof, in an amount and on terms satisfactory to Radius.

4.8    Storage; Inspection; API Yield; Materials Value.

(a)    Storage. Vetter shall cause Vetter Pharma to provide, within the Facility, an area or areas where the Radius Materials, the Cartridges, the Pens, the Finished Product (including any intermediates and components thereof, and any work in progress) are segregated and stored in accordance with the Specifications and cGMP, and in such a way as to be able, at all times, to clearly distinguish such materials from products and materials belonging to Vetter Pharma, or held by Vetter Pharma for a third party’s account. All Radius Materials, Cartridges, and Pens shall be stored at the Facility, at no costs and/or expenses payable by Radius except if for longer than [*] after the Release, in which event [*] per calendar month per pallet of the API (before manufacture) or the pen device components, and [*]per calendar month per pallet of the

Cartridges and the Pens shall be due for such extended storage, due thirty (30) calendar days after being separately invoiced. The following storage conditions shall be maintained:

API (before Manufacture):    [*]
Cartridges, Pens, and Finished Product:    [*]
Pen device components:    [*]

(b)    Surplus; Miscellaneous. Vetter shall notify Radius in writing of any surplus of the Radius Materials and any such surplus shall, if not usable for the Manufacture, be disposed of, returned to Radius or otherwise handled, all as reasonably directed by and at the costs and/or expenses of Radius. Vetter shall, and shall cause Vetter Pharma to, keep the Radius Materials, the Finished Product, any intermediates and components of any Radius Materials or the Finished Product, and any work in progress, free and clear of any liens or encumbrances. Vetter shall cause Vetter Pharma to, at all times, take such reasonable measures as are required to protect the Radius Materials, the Finished Product, any intermediates and components of any Radius Materials or the Finished Product, the Radius Equipment, and any work in progress, from risk of loss or damage at all stages of the Manufacturing Process.

(c)    Inspection. Upon written request of Radius, Vetter shall provide Radius with copies of a computerized inventory list, generated in accordance with the SOPs, in respect of the Radius Materials, Vetter Materials, Cartridges, Pens, work-in-process, or Finished Product stored at the Facility. Radius may choose, upon prior written notice, to perform one (1) physical inventory inspection per calendar year (other than for cause), upon such date as may be mutually agreed upon. Vetter shall bear any costs and/or expenses thereof, including, but not limited to, such of Vetter Pharma personnel. Based on said computerized inventory list, Radius shall, within such prior notice, indicate which specific pallets (including cooled or frozen API) are intended to be physically checked, on a random basis and during normal business hours. Any inspection made on a Monday, Tuesday, Wednesday, Thursday or Friday shall not exceed a total number of ten (10) pallets stored at the Facility. The Parties shall also mutually agree on the actual inspection schedules; provided, however, with respect to any inspection in excess of ten (10) pallets, and especially of all (100%) Finished Products, Radius agrees that any such inspection will most likely have to occur on a Saturday, with the actual schedule thereof to be reasonably accepted by Vetter in writing; however, further provided, Vetter agrees that any such inspection shall [*] only occur upon prior mutual agreement between the Parties clarifying the other conditions thereof. The members of the inspection team shall be pre-agreed, and approved by Vetter. Radius shall ensure that the members of Radius’s inspection team shall be bound by obligations of confidentiality at least as restrictive as those set forth herein (and any breach whereof shall be deemed breach by Radius). The inspection team of Radius shall at all times be accompanied by members of Vetter’s personnel, and not be divided into sub-teams. Any inventory inspection shall be conducted in accordance with cGMP.

(d)    API Yield. The Parties shall evaluate and mutually determine an acceptable target yield, for each calendar year during the Term, after the Manufacture of the first [*] initial Batches of Cartridges Manufactured hereunder, taking into account, fixed and flexible losses, including samples, pre-flush (forerun) volume, overfill and second in-line filter; provided, however, [*] shall, as a buffer, be deducted therefrom (in percent, the “Target Yield”). Until the Target Yield is established, Radius shall be responsible for the costs and/or expenses with respect to all of such API used in excess of an Actual Yield of [*], in the aggregate, with respect to the first [*] initial Batches of Cartridges Manufactured hereunder, and any other costs and/or expenses incurred by Radius in respect thereof, and Vetter shall be responsible to compensate Radius, at the API Value, for an Actual Yield less than [*], in the aggregate, in respect of such first [*] initial Batches of Cartridges Manufactured hereunder as mentioned above, and costs and/or expenses incurred in respect thereof. Once established, the Target Yield shall be reviewed and re-calculated [*], at the business review meetings of Radius and Vetter, and an update thereof may be agreed by Parties from time to time through good faith negotiations, taking into account the previous year’s performance, process enhancements, improvements and changes, cGMP, SOPs and all other relevant circumstances; provided, however, that (i) the Target Yield shall never be less than [*], in the [*]; (ii) the Target Yield shall not be reviewed or re-calculated, as the case may be, but instead not apply at all, if the Manufacture of the Cartridges has been halted or interrupted for a period of [*] or more, or if, in any calendar year, less than one (1) commercial Batch has been Manufactured; (iii) Vetter Pharma’s previous performance shall not be determinative and shall not by itself set any precedence for such review, good faith negotiations, and agreement. The Parties shall, after the end of each calendar year, mutually determine and agree on the total actual amount of API used in that calendar year and on the Actual Yield. To the extent that the Actual Yield is equal to, or greater than, the Target Yield, all use of API, and all costs and/or expenses incurred in respect thereof, shall be borne by Radius. If the Actual Yield should be less than the Target Yield, [*], Vetter shall reimburse Radius for such excess use of API, multiplied by the API Value, subject to the Annual Cap. Any Defective Product that is subject to compensation according to Section 6.6 shall not be part of the yield calculation.

(e)    Losses; Materials Value. Vetter shall, without undue delay, notify Radius if at any time Vetter or Vetter Pharma believes that any work in progress, Finished Product or Radius Materials, or any intermediates and components of any work in progress, Radius Materials or Finished Product, have been damaged, lost or stolen during use, storage or handling thereof (as not being part of the Manufacture of the Cartridges or Pens). Vetter and/or Vetter Pharma shall have no responsibility or liability to Radius (or any third party on behalf of Radius) for any damage, loss, or theft of the Radius Materials (whether included as part of the work in progress or Finished Product or otherwise), except to the extent that such damage, loss, or theft is due to the (i) [*], and is not coverable by an all-risk property insurance (whether or not purchased by Radius, in its sole discretion, as referred to in Section 4.7), in which event the only liability of Vetter and/or Vetter Pharma shall be for Vetter to compensate Radius for any such damage, loss or theft of the Radius Materials, [*], subject to the Annual Cap; or (ii) Willful Misconduct of Vetter or Vetter Pharma, in which event the only liability of Vetter and/or Vetter Pharma shall be for Vetter to compensate Radius for any such damage, loss or theft of the Radius Materials by their respective replacement value. If insufficient quantities of Radius Materials remain at the Facility to Manufacture a Batch, following any such damage, loss, or theft, Vetter shall, following re-supply of the Radius Materials by Radius, cause Vetter Pharma to Manufacture, at Vetter’s costs and/or expenses, the affected Batch as soon as reasonably possible, but within three (3) months at the latest.

4.9    Vetter’s Liability for Radius Materials, Third Party Materials and/or Third Party Services. Except as otherwise expressly set forth herein and subject thereto, Vetter, whether for itself and/or Vetter Pharma, shall not be responsible or liable for any [*] (other than performed by Vetter Pharma or [*], as referred to in Section 3.3, for which Vetter shall be liable as in this Agreement provided), but Vetter shall transfer, or cause to be transferred, to Radius, any warranties as received, if any, in respect of any of the foregoing, and Vetter itself shall, if any such warranties should not be transferrable, enforce its agreements with such third parties, and shall otherwise assist Radius in Radius pursuing any such warranties or other remedies as may be available under such agreements between Vetter and/or Vetter Pharma and such third party.

4.10    Equipment.

(a)    Procurement. Vetter shall procure and supply all Equipment necessary to perform the Services, except that Radius shall be responsible for providing the Radius Equipment. The Equipment Letter shall continue to govern the purchase and qualification testing of Radius Equipment procured thereunder. Vetter and Vetter Pharma shall only use the Radius Equipment for the Services performed for Radius unless Radius has otherwise given its prior written consent. Vetter shall cause Vetter Pharma to identify the Radius Equipment as the property of Radius.

(b)    Maintenance. Vetter shall cause Vetter Pharma to, at all times, maintain the Radius Equipment, at Vetter’s cost and/or expense, in accordance with all applicable cGMP, and German manufacturing guidelines, laws and regulations (and manufacturer or supplier instructions, except if in conflict with the foregoing), and Radius-approved cleaning validation processes, and consistent with German industry standards for equipment used in connection with the manufacture and supply of pharmaceutical products; provided, however, that Radius shall be responsible for (i) any individual maintenance costs and/or expenses greater than [*] Euros that is not incurred as a result of [*] of Vetter or Vetter Pharma, or Willful Misconduct of Vetter or Vetter Pharma; (ii) costs and/or expenses for replacement of the Radius Equipment (whether due to defect or at the end of its useful life following normal use, wear and tear); and (iii) any damage caused to the Radius Equipment, other than as a result of [*] of Vetter or Vetter Pharma, or Willful Misconduct of Vetter or Vetter Pharma.

(c)    Insurance. Radius shall maintain appropriate property and general liability insurance for the Radius Equipment with full replacement cost coverage.

(d)    Ownership. Once Radius has fully paid for the Radius Equipment, Radius shall be the owner of the Radius Equipment and may (i) direct Vetter to cause Vetter Pharma to allow [*], as is and where is, and enable shipment of the Radius Equipment, at Radius’s costs and/or expenses, to another location or to be sent directly to Radius; and (ii) amortize the costs and/or expenses of the Radius Equipment on Radius’ books and records.

(e)    Liens; Ownership; Notice. Vetter shall, and shall cause Vetter Pharma to, keep the Radius Equipment free and clear of any liens or encumbrances. To the extent Radius provides spare parts for the Radius Equipment, such spare parts shall remain the property of Radius and shall be used by Vetter Pharma only for maintenance of the Radius Equipment. Vetter shall without undue delay notify Radius if at any time Vetter or Vetter Pharma believes any Radius Equipment has been damaged, lost or stolen.

(f)    Capacity Increase. If additional Manufacturing capacity is requested by Radius, and such additional capacity will require the purchase of additional Equipment, Radius shall reimburse Vetter for the costs and/or expenses incurred to procure and install such additional Equipment or, otherwise, (i) the Parties shall negotiate in good faith an adjustment to the prices of the Cartridges, the Pens, or the Finished Products, as applicable, taking into consideration the costs and/or expenses of the additional Equipment and the anticipated increase in volume; or (ii) in the event of inability to agree following such good faith negotiations, Vetter may decline such request.

4.11    Artwork. Radius shall be solely responsible for any and all artwork including, but not limited to, design and content of labels, leaflets and packaging material. Radius shall ensure that the artwork is compliant with regulatory approvals and any Applicable Law. Any changes or supplements to artwork shall be submitted to Vetter, in accordance with applicable SOPs, in writing at least ninety (90) calendar days prior to the desired implementation date, together with the required documentation. Radius shall reimburse Vetter for any costs and/or expenses related to any change, amendment or supplement, and its implementation. Radius shall reimburse Vetter for any labels, leaflets and/or other packaging materials stored at the Facility and becoming obsolete given such implementation.

5.     Manufacture

5.1    Applicable Vetter Law; Filling Date. Vetter shall cause Vetter Pharma to perform the Services in accordance with all Applicable Vetter Law. Vetter shall have Manufacture scheduled in accordance with the Purchase Orders as accepted by Vetter. Vetter may bundle the filling dates for several Purchase Orders, and Vetter may have the Cartridges, the Pens, and/or the Finished Products Manufactured in campaigns; provided, however, that Manufacturing in campaigns will not adversely impact Delivery Dates, Vetter Materials expiration dates and the shelf-life of the Finished Product.

5.2    Facility.

(a)    Performance of Services. Vetter shall perform, or have performed, the Services in accordance with the terms of this Agreement, and Vetter shall cause Vetter Pharma to perform all Services at the Facility, provide all staff necessary to perform the Services in accordance with the terms of this Agreement, including the Quality Agreement, and hold at such Facility all Equipment, Radius Equipment, Radius Materials, Vetter Materials, and other items used in the Services.

(b)    Facility Change. Vetter shall cause Vetter Pharma not to change the location of such Facility and not to use any additional facility for the performance of Services, without prior written notice to Radius, to be provided at least one (1) week prior to such change upon emergency and three (3) months prior to any such change in all other cases, and not without prior written consent from Radius, which consent shall not be unreasonably withheld or delayed (it being understood and agreed that Radius may withhold consent pending satisfactory completion of a quality assurance audit and/or regulatory impact assessment and approval by any applicable Authority(ies) of the new location or additional facility, as the case may be, and that the Parties shall meet and discuss in good faith the related requirements, timelines, costs and/or expenses).

(c)    Maintenance. Vetter shall cause Vetter Pharma to maintain, at its own costs and/or expenses, the Facility and all Equipment required for the Manufacture in a state of repair and operating efficiency consistent with the requirements of cGMP and all Applicable Vetter Law.

(d)    Licenses and Permits. Vetter shall cause Vetter Pharma to obtain and maintain, at its costs and/or expenses, any Facility or other licenses or permits, and any regulatory and government approvals to maintain the Facility. At Radius’ request, Vetter shall cause Vetter Pharma to provide Radius with copies of all such approvals, and Radius shall have the right to use any and all information contained in such approvals or submissions but only in connection with efforts to obtain and/or maintain regulatory approvals for the Finished Product.

(e)    Access to Facility. Vetter shall cause Vetter Pharma to permit Radius [*], and/or its duly authorized representatives to observe and consult with Vetter Pharma during the performance of Services under this Agreement including, without limitation, the Manufacturing of any Batch. Such observation and consultation shall be at the costs and/or expenses of Radius, as prior thereto in good faith negotiated among the Parties, if observing ongoing Manufacturing that is not for cause and not associated with the development of the Product. Vetter agrees, and shall cause Vetter Pharma to agree, that Radius (and its duly authorized agents, subject to Section 10.1 and Section 10.2) shall have continuous access, during operational hours and during active Manufacturing, to inspect the Facility and Manufacturing Process to ascertain compliance by Vetter Pharma with the relevant applicable terms of this Agreement and of the Quality Agreement, including, without limitation, inspection of (i) the Equipment and materials used in the performance of Services; (ii) the holding facilities for such materials and Equipment; and (iii) all Records relating to such Services and the Facility.

(f)    Audits. Radius, [*], and/or its duly authorized representatives shall, upon reasonable written notice and during normal business hours, have the right to regularly inspect (other than for cause), [*], at no cost and/or expense to Radius, such areas of the Facility used for the Manufacture, which inspection shall not exceed the duration of [*] business days, except that such limits shall not apply in the event of any critical concern with respect of the quality of the Cartridges, the Pens or the Finished Products, or as necessary for cause. Vetter agrees that Radius may include in its audit teams employees of an Affiliate of Radius, or of a [*]; provided, however, prior to any such audit with the participation of any such employee, a written agreement shall be in place protecting the confidentiality of such audit, and any such employees of an Affiliate of Radius and any [*] shall be deemed employees of Radius, including for purposes of confidentiality.

(g)    Requirements. All audit teams of Radius or its duly authorized representatives, each member of which shall be bound by confidentiality obligations at least as restrictive as those set forth herein (and any breach whereof shall be deemed breach by Radius), shall at all times be accompanied by members of the Facility personnel and not be divided into more than [*].

5.3    Changes to Scope of Services, Manufacturing Process and Specifications.

(a)    Changes to Scope of Services. If the scope of work of the Services changes, then this Agreement may be amended as provided in this Section 5.3(a). If a required modification to the scope of Services is identified by Radius or by Vetter, the identifying Party shall notify the other Party in writing as soon as reasonably possible. Vetter shall provide Radius with a Change Order, and shall use commercially reasonable efforts to do so within ten (10) business days of receiving or providing such notice, as the case may be. No Change Order shall be effective unless and until it has been signed by authorized representatives of each of both Parties. If Radius does not approve such Change Order, then the Parties shall use commercially reasonable efforts to agree on a Change Order that is mutually acceptable. If practicable, Vetter and Vetter Pharma shall continue to work under the existing scope of Services during any such negotiations, if such efforts would facilitate the completion of the work envisioned in the proposed Change Order, but neither Vetter nor Vetter Pharma shall commence work in accordance with the Change Order until it is authorized in writing by Radius.

(b)    Process/Specifications Changes. Any change or modification to the Manufacturing Process or to the Specifications for the Manufacture of the Cartridges, the Pens, or the Finished Products, shall be approved in advance by Radius and shall be made in accordance with the change control provisions of the Quality Agreement.

(c)    Applicable Law Violation. Notwithstanding anything to the contrary in this Agreement with respect to Change Orders, Vetter and Vetter Pharma shall not be required to continue the Services without implementation of a Change Order or to commence implementation of a Change Order, either of which may be immediately discontinued without being deemed in breach of this Agreement following written notice of such intent to Radius, if Vetter and Vetter Pharma reasonably believe, and if Vetter provides to Radius reasonable evidence, that implementation or non-implementation of such Change Order constitutes or will cause a violation of any Applicable Law.

(d)    Increased Risk Exposure. If Vetter and Vetter Pharma reasonably believe that implementation or non-implementation of a Change Order creates an increased risk that Vetter and/or any of its Affiliates is or could be held responsible or liable for any third party claim with respect to the Product, (i) Vetter shall notify Radius, and provide its reasonably detailed analysis to Radius; and (ii) Vetter shall cause Vetter Pharma to continue the Services as instructed by Radius; provided, however, in the event Vetter Pharma proceeds, pursuant to Radius’ instruction, in the manner that creates such increased risk, Radius shall indemnify, defend and hold Vetter and/or its Affiliates harmless from and against any and all Costs in connection with any actual action, suit, claim or demand brought or instituted against Vetter and/or its Affiliates by a third party to the extent resulting from or arising out of such implementation or non-implementation at Radius’ instruction.

(e)    Unsuccessful Discussions. In the event of such potential violation of any Applicable Law, if the Parties cannot reach mutual agreement within forty-five (45) calendar days of diligent, good faith negotiation, either Party shall have the right to terminate this Agreement, as provided in Section 14.3(iv).

5.4    Regulatory Matters.

(a)    Regulatory Approvals. Radius shall be responsible for obtaining, at its costs and/or expenses, all regulatory and governmental approvals and permits necessary for Radius’ commercialization, in the United States of America, Canada, Australia, New Zealand, any country of the European Union, Switzerland, Norway, Liechtenstein, Iceland and/or any Designated Country, of the Finished Product, including, without limitation, NDA submissions, and any required submissions to be filed by Radius with the appropriate Authority of a country other than the United States of America.

(b)    Required Updates. Radius shall neither sell, nor distribute nor otherwise use, whether directly or indirectly, any Finished Product in any country outside of the United States of America, Canada, Australia, New Zealand, any country of the European Union, or Switzerland; provided, however, (i) any country other than such countries mentioned in the foregoing clause of this sentence may be designated in writing by Radius to be a Designated Country, and the Parties shall work together to complete all regulatory, technical, commercial, quality and/or certain other requirements (and any filings required to be made by Radius) necessary for any country to be a Designated Country; and (ii) Radius agrees to update Vetter on any such requirements of Norway, Liechtenstein, and Iceland (for clarity, other than cGMP of Norway, Liechtenstein, and Iceland, to the extent not Product-specific). Once such working together has been completed and such necessary requirements have been mutually agreed upon, such requirements applicable to the Manufacture of the Cartridges, the Pens, or the Finished Products, intended for use by Radius in Norway, Liechtenstein, Iceland or such Designated Country, Vetter shall cause Vetter Pharma to Manufacture the Cartridges, the Pens, or the Finished Products in accordance with such requirements, which shall become part of the Standard, and Radius may thereafter sell, distribute or otherwise use, whether directly or indirectly, such Finished Product in Norway, Liechtenstein, Iceland or such Designated Country. Radius shall provide Vetter Pharma with, included in any notice designating a country to be a Designated Country, the country specific legislation, rules and regulations and practices or requirements of the regulatory authorities and governmental bodies of such country which may affect the Manufacture and/or any Delivery Assistance, and shall inform Vetter of the effect of any thereof. After good faith discussions on any of the foregoing contained in the previous sentences and mutual agreement in respect of any thereof, Vetter shall thereafter comply with, and the definition of Applicable Vetter Law shall thereafter be deemed to include, such requirements. For avoidance of doubt, Radius shall not be restricted from distributing Product for use in clinical trials in any country except as may be prohibited by Applicable Law.

(c)    Supporting Information. Subject to Radius’ obligation to make any payments therefore to Vetter, as expressly and separately mutually agreed by the Parties in writing, Vetter and Vetter Pharma shall provide Radius with all supporting data and information relating to the Manufacture reasonably necessary for obtaining or maintaining such approvals mentioned in Section 5.4(a) and referred to in Section 5.4(b).

(d)    Regulatory Inspections. Vetter shall, and shall cause Vetter Pharma to, permit Radius ([*], subject to Section 10.1, Section 10.2) to the extent not prohibited by Applicable Law, to be present and participate in any inspection by any Authority of the Facility or the Manufacturing Process, to the extent any such inspection relates to the Cartridges, the Pens, or the Finished Products (and is not a general cGMP audit of the Facility, even if such general cGMP inspection also relates to the Cartridges, the Pens, or to the Finished Products); provided, however, such presence shall be limited to presence in the inspection room during the initial discussion, daily wrap-up discussions and the final discussions. Vetter shall give as much advance notice as possible to Radius of any such inspection.

(e)    Regulatory Communication. Vetter shall cause Vetter Pharma to provide Radius with a copy of any report or other written communication received from such Authority in connection with such inspection, and any written communication received from any Authority relating to the Product, the Facility or the Manufacturing Process (to the extent any such communication is not only generally related to cGMP, without impacting the quality of the Product), within [*] business days after receipt. The Parties shall consult each other in an effort to arrive at a mutually acceptable answer to any such communication, request or procedure for taking other appropriate action; provided, however, that nothing contained herein shall be construed as restricting the right of either Party to make a timely report of such matter to any Authority, or take other action, that it deems to be appropriate or required by any applicable law, regulation and/or the practices of any regulatory authority. Vetter shall cause Vetter Pharma to provide Radius with a copy of any final responses of Vetter and/or Vetter Pharma within [*] business days after submittal.

6.     Product Acceptance Process

6.1    Compliance by Vetter Pharma. Vetter shall cause Vetter Pharma to Manufacture the Cartridges, the Pens, and the Finished Products in accordance with the Standard. Vetter shall cause Vetter Pharma to sample and test each Batch against the Specifications as further provided in the Quality Agreement to determine if the Manufacture has taken place in compliance with the Standard.

6.2    Provision of Records. If, based on such tests and documentation review, a Batch was Manufactured in accordance with the Standard, then a Certificate of Compliance shall be completed and approved as further provided in the Quality Agreement. The Batch Documentation for each Batch shall be delivered to Radius, drafted in the English or the German language as mutually agreed by the Parties depending on the specific Batch Documentation, by electronic transfer (and the qualified person of Radius may have access to such sharepoint, in accordance with the rules applicable to any such access), with a copy provided by a reputable overnight courier or by registered or certified mail, postage prepaid, return receipt required, if so requested, and to the address and contact as specified by Radius, provided that if such contact is a third party, such third party shall be bound by confidentiality obligations substantially similar to those of Radius to Vetter hereunder. Upon request, Vetter shall deliver to Radius all raw data, reports, authorizations, certificates, methodologies, raw material specifications, SOPs applicable hereunder, standard test methods, and other documentation in the possession or under the control of Vetter and/or Vetter Pharma relating to the Manufacture. If Radius requires additional copies of such Batch Documentation, or translations of the Batch Documentation from the German into the English language, these shall be provided by Vetter to Radius. Any translations from the

German into the English language, including as required under the Quality Agreement, shall be at the costs and/or expenses of Radius, at [*] Euros per page.

6.3    Review of Batch Documentation. Radius shall review the Batch Documentation for each Batch, and may test, subject to the Quality Agreement, samples of the Batch against the Specifications. Radius shall notify Vetter in writing of its Acceptance or rejection of such Batch within thirty (30) calendar days of receipt of the complete Batch Documentation relating to such Batch. During this review period, each Party agrees to respond without undue delay, but in any event within ten (10) calendar days, to any reasonable inquiry or request for a correction or change by the other Party with respect to such Batch Documentation. Radius has no obligation to Accept a Batch if such Batch was not Manufactured in accordance with the Standard; provided, however, that Vetter and/or Vetter Pharma shall be conclusively deemed [*] with respect to the relevant Manufacture if it can be shown, by way of the Batch Documentation, documents related to the Manufacture other than Batch documentation or samples of the Product, that the Product has been Manufactured in accordance with the Standard.

6.4    Acceptance. Any Cartridge, Pen, Finished Product and/or Batch Documentation not rejected as herein described shall be deemed Accepted by Radius to the extent that either thereof may contain any non-latent defect. Any Cartridge, Pen, Finished Product and/or Batch Documentation containing any latent defect shall be deemed Accepted, unless rejected by written notice to Vetter within a period of twelve (12) months after delivery thereof and caused by Manufacture that had not been performed in accordance with the Standard; provided, however, Radius shall notify Vetter in writing without undue delay after the discovery of any latent defect. Neither Vetter nor any of its Affiliates shall have any responsibility and/or liability to arrange, at the costs and/or expenses of Vetter, for return or disposal of the rejected Cartridge, Pen or Finished Product, or to supply replacement Cartridges, replacement Pens, or replacement Finished Products, if the rejection is based solely on the supply of Radius Materials failing to conform to the applicable specifications.

6.5    Disputes. In case of any disagreement between the Parties as to whether the the Cartridges, the Pens, or the Finished Products, were Manufactured in accordance with the Standard, the quality assurance representatives of each of the Parties shall attempt in good faith to resolve any such disagreement, and Radius shall follow its procedures, and Vetter shall cause Vetter Pharma to follow SOPs, to determine whether the Manufacture has been performed in accordance with the Standard. If the foregoing discussions do not resolve the disagreement in a reasonable time (which shall not exceed thirty (30) calendar days), a representative sample of such Cartridge, Pen, or Finished Product, and any related documentation, shall be submitted to an independent testing laboratory or quality assurance expert, as relevant, mutually agreed upon by the Parties for tests and final determination of whether such Cartridge, Pen, or Finished Product was Manufactured in accordance with the Standard. The laboratory or expert shall meet cGMP, be of recognized standing in the industry, and consent to the appointment of such laboratory or expert shall not be unreasonably withheld or delayed by either Party. Such laboratory or expert shall use the test methods contained in the Specifications. The determination by such laboratory or expert with respect to whether (all or any part of) the Manufacture has been performed in accordance with the Standard shall be final and binding on each of the Parties as to the evaluated facts, absent manifest error. The price of the laboratory or expert for making such determination shall be paid by the Party against whom the determination is made. Radius and Vetter shall each ensure that such independent testing laboratory or expert is bound by confidentiality obligations at least as restrictive as those set forth herein. Any personnel of the independent testing laboratory or expert who will be involved in such testing/determination shall not have been employed by either Party for a period of ten (10) years prior to the Effective Date and shall have experience in the pharmaceutical industry, preferably in the field of contract manufacturing (sterile pre-filling) and the outsourcing thereof.

6.6    Remedies for Defective Product.

(a)    Replacement of Defective Product. If a Product was not Manufactured in accordance with the Standard (“Defective Product”), then, at the sole option of Vetter after consultation of Radius, with the response of Radius to be reasonably considered by Vetter, Vetter shall either (i) refund, in full, the price paid by Radius for such Defective Product (if already paid, or if not yet paid by Radius, Vetter shall not charge Radius for such Defective Product); or (ii) at Vetter’s costs and/or expenses (except if the Defective Product has not yet been paid for, in which event Vetter may charge the full price for the replacement Product), as soon as reasonably possible, [*], after such notice of rejection was received by Vetter Pharma, cause Vetter Pharma to Manufacture a replacement Product, following Radius’ supply to the Facility of new Radius Materials, if applicable, required for the Manufacture of such replacement Product; provided, however, that, if the Parties mutually agree in writing, Vetter may, instead of providing a refund or having Manufactured a replacement Product, cause Vetter Pharma to Rework or Reprocess the Cartridges, the Pens, or the Finished Products that had not been Manufactured in accordance with the Standard, at Vetter’s costs and/or expenses, so that the Product can be deemed to have been Manufactured in accordance with the Standard.

(b)    Compensation for Radius Materials [*]. Such costs and/or expenses to be borne by Vetter, as referred to under Section 6.6(a) above, shall specifically include the value of the Radius Materials used in the Manufacture of such Product, which shall only be reimbursed by Vetter if such Product was not Manufactured in accordance with the Standard [*], subject to the Annual Cap.

(c)    Compensation for Radius Materials at Replacement Costs. In the event that any Willful Misconduct of Vetter or Vetter Pharma caused the Product to not have been Manufactured in accordance with the Standard, Vetter shall be liable for the full replacement value of the Radius Materials lost due to such Manufacture not in accordance with the Standard.

(d)    Evaluation of Root Cause. Notwithstanding anything to the contrary contained in this Agreement with respect to Manufacture that had not been in accordance with the Standard, if during any calendar year two (2) or more Batches are rejected by Radius, Vetter shall notify Radius and upon receipt of such notification by Radius, the Parties shall meet to discuss, evaluate and analyze the reasons for and implications of the failure of the Manufacture to be in accordance with the Standard, and the rejection by Radius and, further, Vetter shall have the right to cease all Manufacturing and not be deemed in default or breach under this Agreement, with all scheduled or other Manufacture not to recommence until such time as final disposition of rejected Batch(es) has been determined, and complete investigations have been finalized with root cause analysis and corrective actions to prevent further Batch rejections, which determinations shall be agreed to in writing by the Parties. Vetter shall perform or have performed such investigations, root cause analysis and corrective actions diligently and expeditiously. Radius may request recommencement of Manufacture in writing, with and subject to assumption by Radius of all responsibility and liability for recommencement in the event of further Batch rejection for the same exact or similar reasons. For clarity, with respect to any delay or cessation of Manufacturing referred to hereunder, Radius shall be relieved of any of its obligations under Section 3.5 for the duration of any such discussion, evaluation, analysis, investigations, root cause analysis and corrective actions, under this Section 6.6(d).

6.7    Disposition of Defective Products. The disposition of Defective Products shall be the responsibility of Radius’ quality assurance department.

7.    Delivery of Product.

7.1    Release. Vetter agrees not to make available for [*] the Finished Products until Release and Acceptance, which [*] shall be arranged subject to Section 7.2 and Section 7.4. As an exception to the applicable terms and conditions of Article 6, Finished Products may be shipped under quarantine upon prior written request of Radius, which request shall constitute conclusive evidence that Radius assumes any and all risks and liabilities, specifically including, but not limited to, as set forth in Article 12 below, in any way associated with such quarantine shipment; provided, however, the only responsibility or liability of Vetter for itself and/or any of its Affiliates for such Finished Products delivered by quarantine shipment shall be as set forth in Section 6.6 and Section 4.9.

7.2    Delivery Date. Any Finished Products shall be delivered (i) on or before the last business day of the month specified by Radius, as desired, in the applicable Purchase Order, only deemed accepted by Vetter if placed [*] prior to Release, and if the delivery is to occur no later than twenty-one (21) calendar days after Release; (ii) on such other date mutually agreed upon by the Parties; or (iii) if neither specified and accepted nor mutually agreed upon in a timely manner, on such date as Vetter shall in good faith reasonably determine, along with subsequent written notification to Radius that the Finished Product is ready for [*] (any foregoing date, “Delivery Date”); provided, however, that Vetter may take into account for any agreement on or determination of the Delivery Date such factors as Facility capacity, other production commitments and similar business factors.

7.3    Delivery Delay. Without limiting Vetter’s obligations to supply Finished Product as agreed in Section 7.2, Radius shall be informed (in writing, by email) of any delivery delay or other delay of which Vetter or Vetter Pharma becomes aware as soon as possible if unforeseen circumstances cause any such delay, in which event the Parties shall work together in good faith to address and separately agree in good faith on an alternative Delivery Date not to be delayed by more than thirty (30) calendar days, or such longer period as may be mutually agreed, to minimize such delay, such agreement not to be unreasonably withheld; provided, however, Vetter may reasonably take into account such factors as Facility capacity, other production commitments and similar business factors. Upon any such inability not cured within such period of consecutive business days as set forth hereinabove or if the Parties do not reach agreement on an alternative Delivery Date, Radius may cancel, without penalty or liability under Section 3.5, all Purchase Orders accepted by Vetter for any month of the Fixed Period affected by such inability, such cancellation being the sole remedy for any such delay or inability to deliver.

7.4    [*]. Finished Products and samples thereof shall be delivered [*] Facility ([*] Incoterms® 2010). Radius shall be responsible for arranging for shipment and in-time [*] of the Finished Products, using the Vetter delivery management system which includes reserving [*] time slots provided by Vetter. Vetter shall cause Vetter Pharma to store the Finished Products at the Facility, in the same way as set forth in Section 4.8(a), until the Delivery Date.

7.5    Product [*] Delay.

(a)    Storage Continued. In the event of any delay in [*] following the Delivery Date established pursuant to Section 7.2, Vetter shall cause Vetter Pharma to warehouse such Finished Products, in accordance with the mutually agreed upon storage specifications for the Finished Product; provided, however, Vetter and/or its Affiliates shall have no liability for the loss of any Finished Products stored at the Facility due to [*] delay by Radius, as long as it was stored in accordance with the mutually agreed upon storage specifications for the Finished Product set forth in Section 4.8(a), and the obligations of Vetter and/or Vetter Pharma under Section 4.8(e) shall not be applicable to the Finished Products stored due to any such [*] delay, except if in accordance with, and subject to, Section 7.5(c); provided, however, in the event of any such loss, Vetter shall notify Radius thereof without undue delay.

(b)    Storage Pricing Without Separate Agreement. If no separate agreement by the Parties should be in place with respect to storage of Finished Products at the Facility due to any such [*] delay, Radius may be invoiced by Vetter for such storage within fourteen (14) calendar days of the Delivery Date, and Radius shall compensate Vetter per each month of storage of the Finished Product (to be pro-rated as relevant) after such fourteen (14) calendar days’ grace period, in the amount of [*] per pallet per month; provided, however, for clarity, Vetter shall not be liable for Product lost during such grace period, except in the event of Vetter’s or Vetter Pharma’s Willful Misconduct.

(c)    Storage Pricing Under Separate Agreement. If a separate agreement by the Parties should be in place with respect to storage of Finished Products at the Facility due to any such [*] delay, Radius shall be invoiced by Vetter for such storage within fourteen (14) calendar days of the Delivery Date, and Radius shall compensate Vetter per each month of storage of the Finished Products (to be pro-rated as relevant) after such fourteen (14) calendar days’ grace period, in the amount stipulated in the aforementioned separate agreement. In the event of loss of such Finished Product not timely [*] by Radius, Vetter’s liability for such Product shall be as in Section 4.8(e) set forth.

7.6    Delivery Assistance. Vetter shall, directly or indirectly through its Affiliates or through external service providers, upon written request of Radius and in any event at the costs and/or expenses, [*], of Radius, provide certain Delivery Assistance, further details of which may be set forth in a separate written agreement. Radius shall, upon request of Vetter, provide information required for taxation or reporting purposes in respect of export of the Finished Products.

8.    Prices and Payments.

8.1    Price. The price of the Cartridges, the Pens, and the Finished Products and the prices for the performance of Services shall be as set forth in Appendix B. Any applicable taxes (e.g. VAT, when applicable), customs, fees and other duties, if any, shall be in addition to such amounts and noted separately on the relevant invoice. The price for any Delivery Assistance shall be invoiced separately with reasonable supporting detail.

8.2    Invoices. Without undue delay, Vetter shall issue an invoice to Radius, fourteen (14) calendar days after Release; provided, however, if a Batch should be Released and found, in the reasonable opinion of Radius, to be constituting Defective Product, any payment by Radius related to such Batch shall only be due upon Acceptance by Radius of such Batch. Payment by Radius of undisputed invoices shall be due net thirty (30) calendar days after the invoice date (receipt of readily available funds by Vetter); provided, however, that the invoice date shall be the date of the day the invoice is sent to Radius by electronic mail.

8.3    Payments. Radius shall make all undisputed payments pursuant to this Agreement by check or wire transfer to a bank account designated in writing by Vetter. All payments (whether undisputed or due after a resolved dispute) under this Agreement shall be made net, and in Euros. If Radius pays any undisputed amounts later than thirty (30) calendar days of the date of the invoice, Vetter shall be entitled to interest of the invoiced amount of [*] (except when payment is subject to a good-faith resolution of any dispute). Radius shall pay, as herein set forth, such interest in total, as accumulated in accordance with this Article as of the time of payment due, upon separate invoice by Vetter. Radius shall take title to and ownership of any Cartridges, Pens, and Finished Products upon Release, Acceptance, and payment therefor.

8.4    Taxes. Duty, sales, use or excise taxes imposed by any governmental entity that apply to the provision of Services shall be borne by Radius (other than taxes based upon the income of Vetter or Vetter Pharma).

8.5    Adjustments. Not more than once during each calendar year during the term of this Agreement, Vetter may adjust its prices, whether an increase or decrease, up to [*] per calendar year (“Annual Price Adjustment”). Annual Price Adjustments are made to reflect (i) a change in the costs and/or expenses in respect of the Manufacture, including, by way of example, changes to the Manufacturing process, or a change, in the ordinary course of business prior to such change, in the costs and/or expenses incurred in respect of materials, wages, insurance, energy costs and other associated costs and/or expenses affecting Vetter and/or any of its Affiliates (collectively, “Product Costs”); or (ii) that full commercial Batches are not ordered on a routine basis (i.e., have been subject to erratic fluctuations) and not in accordance with the Forecast (while, for clarity, Purchase Orders, being made on a routine basis but not being made in accordance with the Forecast, shall be subject to Section 3.5), in which event Vetter reserves the right to provide a tiered pricing structure. If at any time the Product Costs increase or decrease by a percentage in excess of [*] per calendar year, Vetter shall provide Radius with reasonable support evidencing such increase or decrease in excess of such percentage and the Parties shall negotiate any such Annual Price Adjustment in good faith. Increases in costs and/or expenses incurred in respect of materials supplied by any third party which are outside of the ordinary course of business referred to above shall be borne by Radius upon occurrence, and shall not be subject to or require an Annual Price Adjustment; provided, however, Vetter shall provide reasonable supporting evidence of such increase (for example, but not by way or requirement or limitation, a written statement by such third party supplier showing the increase factor). The pricing applicable on the Effective Date applies to such Batch sizes agreed as of the Effective Date, and any change in Batch sizes shall require an amendment of the pricing thereof to be negotiated in good faith by the Parties, and shall not be subject to or require an Annual Price Adjustment.

8.6    Procedure; Dispute. The Parties shall discuss the Annual Price Adjustment for a period of thirty (30) calendar days. If the Parties cannot agree on the Annual Price Adjustment within such period, an independent mediator, also being an independent certified public accountant, shall be appointed by the Parties who shall have the right to disclose to Radius not the calculation basis of the Product Costs but the result of the decision only. Radius and Vetter shall each ensure that such independent mediator (i) is bound to each Party by obligations of confidentiality at least as restrictive as those set forth herein; (ii) shall not have been employed by either Party for a period of ten (10) years prior to appointment hereunder; (iii) shall have experience in the pharmaceutical industry, preferably in the field of contract manufacturing (sterile pre-filling and the outsourcing thereof); and (iv) shall decide within further thirty (30) calendar days. The Parties shall share the costs and/or expenses of the mediator, proportionally based on the outcome of the claim; provided, however, a fully unsuccessful Party (compared to its claim) shall carry the entirety of such costs and/or expenses.

9.    Intellectual Property Rights.

9.1    Radius Technology. Any and all rights to and interests in Radius Technology shall remain solely with Radius and, except as otherwise set forth in this Agreement, no right or interest therein is transferred or granted to Vetter or Vetter Pharma under this Agreement. Any such Radius Technology with respect to the Manufacture (including any manufacturing process) disclosed to Vetter and/or any of its Affiliates and implemented at the Facility (“Radius Disclosed Manufacturing IP”) shall be subject to the rights granted pursuant to this Section 9.1. Radius hereby grants to Vetter a non-exclusive, fully paid-up, royalty-free license, with the right to sub-license to Vetter Pharma and [*], such grant made solely for the limited purpose of carrying out duties and obligations under this Agreement (including the Quality Agreement), including to the Radius Technology and the Radius Disclosed Manufacturing IP. Subject to the provisions of the final sentence of this Section, Vetter acknowledges and agrees that such limited, non-exclusive, license shall expire upon the completion of such duties and obligations or the termination or expiration of this Agreement, whichever is the first to occur. Only to the limited extent as may be necessary to enable Vetter to provide customary manufacturing services to its other customers with respect to products that do not contain the same API as the Product, Radius shall grant Vetter and its Affiliates a perpetual, worldwide, royalty-free, fully paid up, non-exclusive and non-transferable license under any Radius Disclosed Manufacturing IP that is not the subject of patent rights owned or controlled by Radius, notice of which is provided to Vetter, only in respect of any manufacturing processes as embodied in the products as may be developed and produced by any Affiliates of Vetter, for sale, distribution and/or other use by such other customers in a manner consistent with this Article and the confidentiality obligations of Vetter under this Agreement.

9.2    Vetter Technology. Any and all rights to and interests in Vetter Technology shall remain solely with Vetter and, except as otherwise set forth in this Agreement, no right or interest therein is transferred or granted to Radius under this Agreement. Vetter covenants that Vetter owns all rights, title, and interest in and to any and all Vetter Technology to the extent embodied in the Cartridges, the Pens, and the Finished Products. Vetter hereby grants, for the United States, any country of the European Union, Switzerland, Australia, Canada, New Zealand, and, subject to Section 5.4(b), Norway, Lichtenstein, Iceland, and any Designated

Country, a non-exclusive, irrevocable, royalty-free, fully paid-up, non-transferable and non-sublicensable license to Radius (except, for clarity, that Radius may be transfer or sublicense, to its Affiliates [*]), to use and have used the Vetter Technology and the Manufacturing Improvements embodied in the Cartridges, the Pens, or the Finished Products Manufactured and supplied hereunder, all as herein contemplated and set forth.

9.3    Improvements.

(a)    Vetter Employee Inventions. Vetter covenants that Vetter and its Affiliates have complied, and will continue to comply, with the German Act on Employee Inventions (the “Act”). Vetter shall take any and all actions to ensure that any Improvements made by employees of Vetter or its Affiliates (“Vetter employees”) are claimed by Vetter in accordance with the Act, so that all rights to such Improvements are vested in Vetter, and may be transferred or licensed to Radius (which may be transferred or sublicensed, by Radius, to its Affiliates and its sublicensees), if and as provided in and subject to this Agreement. Any costs and/or expenses associated with compliance with the provisions of the Act and any compensation that may be due to any Vetter employees for such Improvements shall be paid by Vetter.

(b)    Radius Employee Inventions. Radius covenants that Radius and its Affiliates have complied, and will continue to comply, with any Applicable Law on employee inventions. Radius shall take any and all actions to ensure that any Improvements by employees of Radius or its Affiliates (“Radius employees”) are claimed by Radius in accordance with such Applicable Law, so that all rights to such Improvements are vested in Radius and may be transferred or licensed to Vetter (which may be transferred or sublicensed, by Vetter, to its Affiliates), if and as provided in and subject to this Agreement. Any costs and/or expenses associated with compliance with the provisions of such Applicable Law and any compensation that may be due to any Radius employees for such Improvements shall be paid by Radius.

(c)    Radius Improvements. Any Radius Improvements shall be owned by Radius, without any restrictions (subject only to the licenses granted to Vetter in Section 9.1 above), including the right to assign, transfer and sublicense. Vetter agrees (i) to disclose, without undue delay, to Radius any and all Radius Improvements; and (ii) that any and all Radius Improvements shall be the sole and exclusive property of Radius, and that any rights to such Radius Improvements are hereby assigned to Radius; and (iii) that any such assignment to Radius shall be made without additional compensation to Vetter or Vetter Pharma (for such assignment itself but, for clarity, whether Vetter or Vetter Pharma shall be compensated for making a Radius Improvement shall be subject to good faith discussions among the Parties, in the light of such actual Radius Improvement) or any Vetter employee or representative thereof. Vetter shall, and shall cause Vetter Pharma to, take such steps as Radius may reasonably request (at Radius’ costs and/or expenses) to vest in Radius ownership of the Radius Improvements.

(d)    Manufacturing Improvements. Any Manufacturing Improvements shall be owned by Vetter or any of its Affiliates, without any restrictions (subject only to the license granted to Radius in Section 9.2 above), including the right to assign, transfer and sublicense. Radius agrees (i) to disclose, without undue delay, to Vetter any and all Manufacturing Improvements; and (ii) that any and all Manufacturing Improvements shall be the sole and exclusive property of Vetter, and that any rights to such Manufacturing Improvements are hereby assigned to Vetter; and (iii) that any such assignment to Vetter shall be made without any compensation to Radius (for such assignment itself but, for clarity, whether Radius shall be compensated for making a Manufacturing Improvement shall be subject to good faith discussions among the Parties, in the light of such actual Manufacturing Improvement) or any Radius employee or representative thereof. Radius shall take such steps as Vetter may reasonably request (at Vetter’s costs and/or expenses) to vest in Vetter ownership of the Manufacturing Improvements.

9.4    Patent Filings. Radius shall have the exclusive right and option, but not the obligation, to prepare, file, prosecute, maintain and defend, at its sole costs and/or expenses, any patents that claim or cover the Radius Improvements. Vetter shall have the exclusive right and option, but not the obligation, to prepare, file, prosecute, maintain and defend, at its sole costs and/or expenses, any patents that claim or cover the Manufacturing Improvements.

10.    Confidentiality.

10.1    Confidential Information.

(a)    Obligations. During the term of this Agreement and continuing for ten (10) years following the Completion Date, each Party shall (and each Party shall cause its Affiliates to) keep confidential, to the same extent it keeps its own proprietary information secret, and not disclose to others or use for any purpose, other than as may be necessary to fulfill its obligations or in the reasonable exercise of rights granted to it under this Agreement and/or the Quality Agreement, Confidential Information disclosed, before or after the Effective Date (i) given by one Party and/or any of its Affiliates, or any of their respective employees or representatives, to the other Party and/or any of its Affiliates, in tangible form, including, without limitation, writings, drawings, photographs, data carriers, notes, records, reports, sketches, plans, memoranda or models, and identified as confidential in writing; (ii) orally disclosed by a Party or its Affiliate, and within thirty (30) calendar days thereafter reduced to tangible form, identified as confidential in writing and delivered to the other Party or its Affiliate; or (iii) observed or heard by a Party and/or any of its Affiliates at the other Party’s or its Affiliate’s premises and within thirty (30) calendar days thereafter reduced to tangible form, identified as confidential and delivered to the other Party; provided, however, for all purposes hereof, identification of information as confidential shall serve as conclusive evidence between the Parties that such information is to be considered Confidential Information under this Agreement, and failure to identify the information as confidential in writing shall neither destroy the confidential nature thereof nor remove the obligation of the receiving Party to maintain the confidentiality thereof.

(b)    Definition; Exceptions. Confidential Information of Vetter includes, but is not limited to, Vetter Technology and Manufacturing Improvements. Confidential Information of Radius includes, but is not limited to, Radius Technology and Radius Improvements. The obligations under this Section regarding Confidential Information shall not apply to any portion of the Confidential Information which (i) is known to the recipient at the time of disclosure (whether before or after the Effective Date) and is not subject to another confidentiality obligation to the discloser and/or any of its Affiliates at such time, as reasonably documented by recipient’s written records; (ii) after the time of disclosure becomes public knowledge through no fault of the recipient; (iii) is received from a third party having the lawful right to disclose it without obligation of confidentiality; and/or (iv) is independently developed by or on behalf of recipient without use of or reliance upon discloser’s Confidential Information.

(c)    Public Domain. Information shall not be deemed to be part of the public domain by reason solely that it is known to only a few of those people to whom it might be of commercial interest, and a combination of two (2) or more portions of the Confidential Information shall not be deemed to be generally available to the public by reason solely of each separate portion being so available.

10.2    Permitted Disclosure.

(a)    Limited Purpose. A Party may disclose Confidential Information of the other Party to (i) its Affiliates, and to its and their trustees/executors (if any), directors, employees, [*], in each case who have a specific need to know such Confidential Information and who are bound by obligations of confidentiality at least as restrictive as those set forth herein (it being agreed and understood that such Party shall be responsible and liable for any disclosure of such Confidential Information by any such person or entity herein mentioned); and (ii) the extent such disclosure is required to comply with any applicable law, regulation and/or the practices of any regulatory authority, order of a court of competent jurisdiction, the rules of any stock exchange or listing entity, or to defend or prosecute litigation; provided, however, the Party so intending to disclose hereunder (x) has provided prior written notice of such intended disclosure to the disclosing Party; and (y) reasonably cooperates with the disclosing Party, in its efforts to take reasonable and lawful actions to avoid or minimize the degree of such disclosure, including seeking confidential treatment of such Confidential Information; and (z) limits such disclosure to the maximum reasonable extent while in compliance with such legal requirement.

(b)    [*].

(c)    Liability. Radius shall be and remain liable to Vetter for any breach by any such entity referred to in Section 10.2(b) of any such obligations of confidentiality and non-disclosure.

10.3    Return of Confidential Information. This Agreement does not constitute the conveyance of ownership with respect to or a license to any Confidential Information of the other Party, except as otherwise provided in this Agreement. Upon the expiration or termination of this Agreement for any reason, each Party agrees, except as otherwise provided in this Agreement, to return to the other Party all documentation or other tangible evidence or embodiment of Confidential Information belonging to the other Party and not to use such Confidential Information, unless otherwise agreed. Notwithstanding anything to the contrary contained in this Agreement with respect to the foregoing contained in this Section, one (1) archival copy may be maintained by the recipient and kept confidential in a secure location and the receiving Party will not be required to destroy any copies of such Confidential Information that are securely stored in automated electronic backups.

10.4    Public Statements. Except as required by Applicable Law (for clarity, including the rules of any stock exchange or listing entity), neither Party shall make any public statements or releases concerning this Agreement or the transactions contemplated by this Agreement, or use the other Party’s or any of its Affiliates’ name in any form of advertising, promotion or publicity, without obtaining the prior written consent of the other Party.

11.    Covenants.

11.1    Vetter’s Covenants.

(a)    Vetter covenants to Radius that:

(i)    it has the full power and right to enter into this Agreement, and that there are no outstanding agreements, assignments, licenses, encumbrances or rights of any kind held by other parties, private or public, that are inconsistent with the provisions of this Agreement;

(ii)    the execution and delivery of this Agreement by Vetter has been authorized by all requisite corporate action, and that this Agreement is and will remain a valid and binding obligation of Vetter, enforceable in accordance with its terms, subject to German laws of general application relating to bankruptcy, insolvency and the relief of debtors;

(iii)    the Services shall be performed with requisite care, skill and diligence, in accordance with Applicable Vetter Law and the German pharmaceutical industry standards, and by individuals who are appropriately trained and qualified;

(iv)    [*];

(v)    to its knowledge, the conduct and the provision of the Services will not violate any patent, trade secret or other proprietary or intellectual property rights of any third party, and that Vetter shall, without undue delay, notify Radius in writing should Vetter become aware of any claims asserting such violation;

(vi)    Vetter shall not knowingly use or incorporate any invention, discovery, technology, know-how and/or other intellectual property that is not owned by Vetter or its Affiliates, or licensed by Vetter or its Affiliates, for use in the performance of the Services as contemplated herein, without the prior written consent of Radius;

(vii)    at the time of delivery to Radius, the Finished Product:

(x)    shall have been Manufactured in accordance with the Standard;

(y)    shall not be adulterated or misbranded under the FDCA or other Applicable Law;

(viii)    Vetter, its Affiliates, and each of their respective officers, employees and directors, as applicable, and that any person used by Vetter or its Affiliates or [*], who perform Services under this Agreement:

(x)    have not been debarred and are not subject to a pending debarment, and shall not use in any capacity in connection with the Services any person who has been debarred or is subject to a pending debarment pursuant to section 306 of the FDCA, 21 U.S.C. § 335a;

(y)    are not disqualified by any government or regulatory agencies from performing specific services, and are not subject to a pending disqualification proceeding;

(z)    have not been convicted of a criminal offense related to the provision of healthcare items or services and are not subject to any such pending action.

(b)    Vetter shall notify Radius without undue delay if Vetter, its Affiliates, or [*], or any of their respective officers, employees or directors, as applicable, or any person used by

Vetter, its Affiliates, or [*] who performs Services under this Agreement, is subject to any of the foregoing set forth in Section 11.1(a)(viii), or if any action, suit, claim, investigation, or proceeding relating to the foregoing set forth in Section 11.1(a)(viii) is pending, or to the best of Vetter’s knowledge, is threatened.

11.2    Radius’ Covenants.

(a)    Radius covenants to Vetter that:

(i)    it has the full power and right to enter into this Agreement, and that there are no outstanding agreements, assignments, licenses, encumbrances or rights of any kind held by other parties, private or public, that are inconsistent with the provisions of this Agreement;

(ii)    the execution and delivery of this Agreement by Radius has been authorized by all requisite corporate action, and that this Agreement is and will remain a valid and binding obligation of Radius, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors;

(iii)    its obligations shall be performed with requisite care, skill and diligence, in accordance with Applicable Law and industry standards, and by individuals who are appropriately trained and qualified;

(iv)    it has and shall continue to have written agreements with its Affiliates, [*] and third party contractors engaged by Radius to provide Radius Materials in connection with this Agreement, to effectuate the terms of this Agreement including, without limitation, Articles 9 and 10 hereof, as applicable, and that Radius shall enforce such agreements to provide Vetter with the benefits thereof;

(v)    to its knowledge, the conduct and the provision of its obligations will not violate any patent, trade secret or other proprietary or intellectual property rights of any third party, and that Radius shall, without undue delay, notify Vetter in writing should Radius become aware of any claims asserting such violation;

(vi)    Radius shall not knowingly use or incorporate any invention, discovery, technology, know-how and/or other intellectual property that is not owned by Radius or its Affiliates, or licensed by Radius or its Affiliates, for use in the performance of its obligations as contemplated herein without the prior written consent of Vetter;
(vii)    at the time of delivery to the Facility, the Radius Materials:

(x)    shall have been manufactured in accordance with their specifications;

(y)    shall not be adulterated or misbranded under the FDCA or other Applicable Law;

(viii)    Radius, its Affiliates, and third party contractors engaged by Radius to provide Radius Materials in connection with this Agreement, and each of their respective officers, employees and directors, as applicable, and any person used by Radius, its Affiliates, and third party contractors engaged by Radius to provide Radius Materials in connection with this Agreement, or who perform obligations of Radius under this Agreement:

(x)    have not been debarred and are not subject to a pending debarment, and shall not use in any capacity in connection with its obligations under this Agreement any person who has been debarred or is subject to a pending debarment pursuant to section 306 of the FDCA, 21 U.S.C. § 335a;

(y)    are not disqualified by any government or regulatory agencies from performing specific services, and are not subject to a pending disqualification proceeding;

(z)    have not been convicted of a criminal offense related to the provision of healthcare items or services and are not subject to any such pending action.

(b)    Radius shall notify Vetter without undue delay if Radius, its Affiliates, third party contractors engaged by Radius to provide Radius Materials in connection with this Agreement, or any of their respective officers, employees or directors, as applicable, or any person used by Radius, its Affiliates or third party contractors engaged by Radius to provide Radius Materials in connection with this Agreement, or who performs obligations of Radius under this Agreement, is subject to any of the foregoing set forth in Section 11.2(a)(viii), or if any action, suit, claim, investigation, or proceeding relating to the foregoing set forth in Section 11.2(a)(viii) is pending, or to the best of Radius’ knowledge, is threatened.

11.3    Ethical Business Practices.

(a)    Radius Compliance. Radius agrees to, and Radius shall cause its Affiliates to, and require its third party contractors engaged by Radius to provide Radius Materials in connection with this Agreement to, conduct the business contemplated herein in a manner which does not violate applicable United States anti-corruption and United States anti-bribery laws and regulations, and good business ethics common in the United States. Radius agrees that Radius will (and Radius shall cause its Affiliates, and require its third party contractors, engaged by Radius to provide Radius Materials in connection with this Agreement, and each of their respective officers, directors and employees to) not offer to make, not make, not promise, not authorize, and not accept, any payment and not give anything of value, including, without limitation, not make any bribes, or provide any gift, whether directly or indirectly, to any public official or regulatory authority for the purpose of influencing, inducing or rewarding any act, omission or decision to secure an advantage, or obtain or retain business, specifically in connection with this Agreement.

(b)    Vetter Compliance. Vetter agrees to, and Vetter shall cause its Affiliates and [*] to, conduct the business contemplated herein in a manner which does not violate applicable German anti-corruption and German anti-bribery laws and regulations, and good business ethics common in Germany. In performing the Services hereunder, Vetter agrees that Vetter will (and Vetter shall cause its Affiliates and Grieshaber and each of their respective officers, directors, and employees to) not offer to make, not make, not promise, not authorize and not accept any payment or give anything of value, including, without limitation, not make any bribes, or provide any gift, either directly or indirectly, to any public official or regulatory authority for the purpose of influencing, inducing or rewarding any act, omission or decision to secure an advantage, or obtain or retain business, specifically in connection with this Agreement.

11.4    Disclaimer of Representations and Warranties. NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL HAVE ANY LIABILITY FOR, AND NEITHER PARTY NOR ANY OF ITS AFFILIATES MAKES OR EXTENDS, ANY REPRESENTATIONS, AGREEMENTS (OR ANY COVENANTS EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE QUALITY AGREEMENT) OR ANY WARRANTIES OF ANY KIND, WHETHER EXPRESS, DIRECT OR IMPLIED, WRITTEN OR ORAL, DIRECT OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, QUALITY OR FITNESS FOR A PARTICULAR PURPOSE.

11.5    [*] Affiliates. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IT IS EXPRESSLY AGREED BY AND BETWEEN THE PARTIES THAT [*] SHALL ASSUME ANY LIABILITY OR RESPONSIBILITY AND THAT [*] EXCLUSIVELY SHALL BE RESPONSIBLE AND LIABLE FOR THE PERFORMANCE OF ANY OF ITS AFFILIATES TO THE SAME EXTENT AS IF [*] PERFORMED OR FAILED TO PERFORM, ALL AS CONTEMPLATED OR REQUIRED HEREUNDER, AND ANY CLAIM MADE BY [*] (WHETHER ON BEHALF OF [*] ITSELF OR ITS AFFILIATES) SHALL BE MADE EXCLUSIVELY AGAINST [*] (INCLUDING IF UNDER THE QUALITY AGREEMENT AND WITH RESPECT TO ANY RIGHTS AND/OR

OBLIGATIONS THEREUNDER, ALL OF WHICH SHALL BE SUBJECT TO THIS AGREEMENT, INCLUDING THOSE THAT SHALL SURVIVE THEREUNDER).

12.    Indemnification.

12.1    Indemnification by Vetter. Subject to the applicable provisions of Section 12.2, Vetter agrees to indemnify, defend and hold harmless Radius, its Affiliates and its and their respective officers, directors, and employees (collectively, the “Radius Indemnitees”) from and against any and all Costs suffered in connection with any and all actions, suits, claims or demands that may be brought or instituted against any Radius Indemnitee by any third party (including, without limitation, a government authority, but excluding Affiliates of Radius) to the extent arising out of or resulting from (i) breach of this Agreement (including the Quality Agreement) by any of the Vetter Indemnitees; (ii) any Vetter Indemnitees’ [*] or Willful Misconduct in performing obligations under this Agreement or the Quality Agreement or in connection herewith or therewith; and/or (iii) infringement of any intellectual property of any third party under the patent or intellectual property laws of the United States of America and/or the European Union or any member state thereof by any manufacturing process owned and/or used hereunder by Vetter and/or any of its Affiliates or by any Confidential Information of Vetter, or by the use by Radius and/or any of its Affiliates of any thereof, in the course of performance of this Agreement; provided, however, Vetter shall in good faith attempt to settle, at its costs and/or expenses, with such third party, any such infringement of any intellectual property of such third party, and prior to such settlement, Vetter shall notify Radius of the conditions of such settlement by Vetter with such third party, so that Radius may evaluate whether or not such settlement would in any way restrict Radius’ sale, distribution, or other use of the Product as contemplated herein, and, further provided, Vetter shall only be responsible, under this sub-clause (iii), up to a maximum amount of [*] Euros, in the aggregate per each calendar year during the term of this Agreement.

12.2    Indemnification by Radius. Radius agrees to indemnify, defend and hold harmless Vetter, its Affiliates and its and their respective trustees/executors, officers, directors and employees (collectively, the “Vetter Indemnitees”) from and against any and all Costs suffered in connection with any and all actions, suits, claims or demands that may be brought or instituted against any Vetter Indemnitee by any third party (including, without limitation, a government authority, but excluding Affiliates of Vetter) to the extent arising out of or resulting from (i) the sale (or non-sale), distribution (or non-distribution) and/or other use of the Finished Product; (ii) any breach of this Agreement (including the Quality Agreement) by any Radius Indemnitee; (iii) any Radius Indemnitees’ Negligence, Gross Negligence or Willful Misconduct in performing obligations under this Agreement or the Quality Agreement or in connection herewith or therewith; (iv) full compliance by the Vetter Indemnitees with the Standard, or any Specifications provided by Radius; (v) infringement of any intellectual property of any third party by the Product, any Radius Materials, any Confidential Information of Radius, other matter provided by Radius, or the use by Vetter and/or any of its Affiliates of any thereof in the course of performance of this Agreement; and/or (vi) any Delivery Assistance provided by Vetter. Notwithstanding anything to the contrary contained in this Agreement, Radius shall indemnify, defend and hold harmless the Vetter Indemnitees from and against any and all Costs to the extent resulting from or arising out of any product liability claims caused by the [*] of any Vetter Indemnitee, to the extent such Costs are in excess of five (5) million Euros per each calendar year; provided, however, for clarity, not caused by any Willful Misconduct of any Vetter Indemnitee, for which Willful Misconduct, of any Vetter Indemnitee, Vetter shall be responsible and liable to Radius in unlimited amounts.

12.3    Indemnification Procedures. Each Party shall notify the other Party without undue delay, at the latest within thirty (30) calendar days of receipt, of any claims made for which the other Party might be liable under Section 12.1 or Section 12.2, as the case may be. Subject to Section 12.4 and to the statutory rights of any insurer of either Party, the indemnifying Party shall have the sole right to defend, negotiate and/or settle such claims. The indemnified Party shall be entitled to participate in the defense of such matter and to employ counsel, at its costs and/or expenses, to assist in such defense; provided, however, that the indemnifying Party shall have final decision-making authority regarding all aspects of the defense of any claim, subject to the statutory rights of any insurer of either Party. The Party seeking indemnification shall provide the indemnifying Party with such information and assistance as the indemnifying Party may reasonably request, at the costs and/or expenses of the indemnifying Party. Each Party understands that no insurance deductible shall be credited against losses for which a Party is responsible under this Article 12.

12.4    Settlement. No Party shall be responsible or bound by any settlement of any claim or suit made without its prior written consent; provided, however, subject to the statutory rights of any insurer of either Party, the indemnified Party shall not unreasonably withhold or delay such consent. If a settlement contains an absolute waiver of liability for the indemnified Party, and each Party has acted in compliance with the requirements of Section 12.3, then the indemnified Party’s consent shall be deemed given.

12.5    Limitation of Vetter’s Liability; Special Damages.

(a)    Special Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IT IS EXPRESSLY AGREED BY AND BETWEEN THE PARTIES THAT NEITHER A PARTY NOR ANY OF ITS AFFILIATES SHALL BE RESPONSIBLE OR LIABLE TO THE OTHER PARTY AND/OR ANY OF ITS AFFILIATES FOR ANY REASON WHATSOEVER, UNDER ANY LEGAL THEORY (WHETHER TORT, CONTRACT OR OTHERWISE) FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS (EXCEPT ANY PROFITS CONTAINED IN THE PRICES TO WHICH VETTER

MAY BE ENTITLED FOR COMPLETION OF CONTRACTUAL OBLIGATIONS AS PERFORMED IN ACCORDANCE WITH THIS AGREEMENT), EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT AS A RESULT OF A BREACH OF THE CONFIDENTIALITY AND LIMITED-USE OBLIGATIONS IN ARTICLE 10 OR INTELLECTUAL PROPERTY RIGHTS IN ARTICLE 9 TO WHICH THE ABOVE DISCLAIMERS (I.E. EXCLUSIONS) OF DAMAGES SHALL SPECIFICALLY NOT APPLY. NOTHING IN THIS SECTION 12.5(a) IS INTENDED TO LIMIT OR RESTRICT THE OTHER INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY AS SET FORTH HEREIN.

(b)    Limitation of Liability. Except as expressly set forth in this Agreement, neither Radius nor any of its Affiliates shall have any responsibility or liability vis-à-vis Vetter and/or any of its Affiliates whatsoever. Except as expressly set forth in this Agreement, neither Vetter nor any of its Affiliates shall have any responsibility or liability vis-à-vis Radius and/or any of its Affiliates whatsoever; provided, however, the total annual aggregate liability of Vetter [*], including for direct damages for product liability claims arising under or in connection with this Agreement in any given calendar year, shall be limited to five (5) million Euros, except to the extent such claims are a result of Vetter’s or its Affiliates’ Willful Misconduct, fraud or a breach of the confidentiality and limited-use obligations contained herein, in any of which exception events such limitation of liability shall not apply. Neither Vetter nor any of its Affiliates shall be liable to Radius or any third party for the performance or non-performance of the Pen, except for the Manufacture of the Pen by Vetter Pharma in accordance with the Standard. Radius shall be responsible to include into the Specifications any instructions by Ypsomed AG for the Manufacture of the Pen.

13.    Insurance and Recall.

13.1    Insurance. Following receipt by Radius of the marketing authorization for the Product, and prior to any use, including sale or distribution of the Product, Radius shall self-insure or maintain product liability insurance coverage with a reputable international insurance company, of at least forty (40) million United States Dollars per each calendar year in full force and effect throughout the term of this Agreement (and for at least five (5) years following the Completion Date for claims made coverage), which coverage shall exclude (namely not be reduced by) attorneys’ fees and/or court fees. Vetter shall secure and maintain product liability insurance coverage (to the extent commercially reasonable and practicable and if otherwise, Vetter shall remain responsible and liable for such following amount as set forth herein) in full force and effect, in the aggregate of [*] Euros per each calendar year throughout the term of this Agreement (and for at least five (5) years thereafter for claims made coverage), with a financially sound and reputable insurer, which coverage shall include (namely be reduced by) attorneys’ fees and/or court fees in the United States and/or Canada. Vetter shall notify Radius in the event its coverage as set forth herein becomes more than fifty percent (50%) impaired as a result of claims in connection with services performed for other customers.

13.2    Evidence of Insurance. Each Party shall furnish to the other Party, upon reasonable request, a certificate from an insurance carrier (having a minimum AM Best rating of A and financial strength of VIII) demonstrating that the insurance coverage set forth above is in effect.

13.3    Recall. Should any Recall be conducted, whether voluntarily by Radius, by order of any regulatory authority and/or pursuant to the Quality Agreement, neither Vetter nor any of its Affiliates shall have any responsibility or liability with respect to any costs and/or expenses resulting from or arising out of any such Recall except to the extent such Recall is based on the failure, due to [*], or on the Willful Misconduct of Vetter Pharma to Manufacture in accordance with the Standard. In the event of any such [*] of Vetter Pharma, Vetter shall compensate Radius for any such costs and/or expenses, subject to the Annual Cap, up to an amount of fifty (50) thousand Euros per Recall, and in the event of any such Willful Misconduct, Vetter shall compensate Radius for any such costs and/or expenses as actually incurred by Radius in connection with such Recall, and in either of such events, Section 6.6 shall apply to any recalled Finished Products.

14.    Term and Termination.

14.1    Term. This Agreement shall take effect as of the Effective Date and, unless terminated pursuant to this Article 14, shall be in effect for an initial term of five (5) years. This Agreement, upon expiration of the initial term or any subsequent term of this Agreement, shall automatically be renewed for subsequent terms of two (2) year periods each, unless either Party shall notify the other Party, upon written notice provided at least two (2) years prior to the expiration of the then-current term, of its intention to not renew this Agreement.

14.2    Unilateral Termination.

(a)    By Vetter. Vetter shall have the unilateral right, in its sole discretion, to terminate this Agreement, effective upon receipt by Radius of a written notice by Vetter to Radius, if Radius (i) fails to provide for or maintain product liability insurance coverage, as required under the first sentence of Section 13.1, and does not cure such failure within a thirty (30) calendar days’ period; and/or (ii) as finally determined, by a first instance court, is in breach of Section 11.3(a).

(b)    By Radius. Radius shall have the right, in its sole discretion, to terminate this Agreement, effective upon receipt by Vetter of a written notice by Radius to Vetter, if (i) Vetter Pharma fails to obtain or maintain any material governmental licenses or approvals required in connection with the Facility, and Vetter does not cure such failure within a thirty (30) calendar days’ period; (ii) Radius has reason to believe in good faith that Vetter is in breach of Section 11.3(b), (x) based on an indictment by a German court against Vetter; or (y) justified by the seriousness of the facts of the case, already based on a criminal investigation initiated by a German authority against Vetter; or (z) based on an investigation formally initiated by the United States Department of Justice, Federal Bureau of Investigation, or Securities and Exchange Commission, specifically involving Vetter; and/or (iii) Radius ultimately fails to obtain prior to or on [*], or if there is a delay of more than six (6) calendar months, starting from [*], in obtaining, marketing authorization for the Finished Product.

14.3    Bilateral Termination. Either Party shall have the right to terminate this Agreement, with effect at the end of any relevant notice period provided below, upon receipt by the other Party of written notice to the other Party, if (i) the other Party (or Vetter Pharma) files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or becomes subject to involuntary proceedings under any bankruptcy or insolvency law applicable to the respective Party (which proceedings remain undismissed for ninety (90) calendar days); (ii) an allegedly breaching Party fails to start and diligently pursue the cure of a material breach of this Agreement within sixty (60) calendar days after receiving written notice from the other Party of such breach (within thirty (30) calendar days for breach of any payment obligation, as herein provided); (iii) a Force Majeure event continues to prevent performance (in whole or substantial part) of this Agreement for a period of at least ninety (90) calendar days; or (iv) the Parties fail to establish mutual agreement in accordance with Section 5.3(e).

14.4    Effect of Termination. The right to terminate this Agreement under this Article 14 shall be without prejudice to any other right or remedy available to either Party. Upon any termination of this Agreement, Vetter shall without undue delay cease, and cause Vetter Pharma to without undue delay cease, performance of the Services and shall take all reasonable steps to mitigate the out-of-pocket costs and/or expenses incurred in connection therewith. In particular, Vetter shall, and shall cause Vetter Pharma, to use its commercially reasonable efforts to (i) without undue delay cancel, to the greatest extent possible, any obligations to a third party; (ii) without undue delay inform Radius of any irrevocable commitments made in connection with any pending Services prior to termination or expiration and Radius shall reimburse Vetter’s costs and/or expenses associated with such irrevocable commitments following receipt from Vetter of an invoice therefor and supporting documentation; provided, however, that Radius shall have no obligation to reimburse Vetter for such irrevocable commitments if Radius terminates this Agreement pursuant to one of the respective sub-clauses (i) or (ii) of Section 14.2(b) or one of the respective sub-clauses (i) or (ii) of Section 14.3, or if Vetter terminates this Agreement pursuant to sub-clause (iii) or sub-clause (iv) of Section 14.3; (iii) without undue delay return to the vendor for a refund or, if possible, use for another customer, all unused, unopened Vetter Materials in Vetter Pharma’s possession that are related to any pending Services; provided, however, Radius shall have the option, against payment of the purchase price plus handling fees, but not the obligation, to take possession of any such Vetter Materials; (iv) without undue delay inform Radius of the costs and/or expenses of any remaining unused, unreturnable Vetter Materials ordered, and either make available to Radius (or its designee) for [*], as herein provided in respect of the Cartridges, the Pens, the Finished Products, such Vetter Materials, against payment of the purchase price plus handling fees by Radius, or properly dispose of them, as instructed by Radius; provided, however, that Radius shall have no obligation to pay for such Vetter Materials if Radius terminates this Agreement pursuant to one of the respective sub-clauses (i) or (ii) of Section 14.2(b) or one of the respective sub-clauses (i) or (ii) of Section 14.3, or if Vetter terminates this Agreement pursuant to sub-clause (iii) or sub-clause (iv) of Section 14.3 ; and (v) perform only those services and activities mutually agreed upon by Radius and Vetter as being necessary or advisable in connection with the close-out of any Services.

14.5    Return of Materials/Confidential Information. Upon the Completion Date, each Party shall without undue delay return all Confidential Information of the other Party that it or any of its Affiliates has received as required by Section 10.3 and otherwise comply with the obligations set forth in Section 10.3. Vetter shall also without undue delay cause Vetter Pharma to make available for [*], as herein provided in respect of the Cartridges, the Pens, the Finished Products, all Radius Materials, Radius Equipment (as is and where is), retained samples, data, reports and other property, information and know-how in recorded form that was provided by Radius, or developed in the performance of the Services, that are owned by or licensed to Radius as herein provided.

14.6    Inventories. Upon the Completion Date, except in the event of termination of this Agreement by Radius pursuant to one of the respective sub-clauses (i) or (ii) of Section 14.2(b), or one of the respective sub-clauses (i) or (ii) of Section 14.3, or termination of this Agreement by Vetter pursuant to sub-clause (iii) or sub-clause (iv) of Section 14.3, Radius (i) shall either (x) purchase from Vetter any Cartridges, Pens, or Finished Products (Manufactured in accordance with the Standard) for which Purchase Orders have been or are required to be placed in accordance with a Forecast given on or prior to the Completion Date, at the then applicable purchase prices thereof; or (y) pay any amounts due under Section 3.5(e); (ii) shall pay for any and all Vetter Materials ordered as contemplated in or permitted under this Agreement; provided, however, that Vetter shall use commercially reasonable efforts to use such Vetter Materials for another customer to mitigate the costs and/or expenses to Radius; and (iii) at its discretion, may either (x) purchase any such work in progress held by Vetter or Vetter Pharma as of the Completion Date, at a price to be mutually agreed (it being understood that such price shall reflect, on a pro rata basis, work performed and non-cancelable out-of-pocket costs and/or expenses actually incurred by Vetter or Vetter Pharma with respect to the Manufacture of such work in progress); or (y) direct Vetter to dispose of such work in progress, at Radius’ costs and/or expenses.

14.7    Payment Reconciliation. Within thirty (30) calendar days after the Completion Date, Vetter shall provide to Radius a written itemized statement of all Services performed. If Radius should have pre-paid to Vetter more or less than the amount in a final invoice then Vetter and Radius respectively agrees to refund or pay, within thirty (30) calendar days, that overpaid money to Radius or that underpaid money to Vetter.

14.8    Survival. Expiration or termination of this Agreement for any reason shall not relieve either Party or its Affiliate of any obligation accruing prior to the Completion Date (including any outstanding rights and/or obligations, the required or necessary performance, as herein provided or contemplated, of which can only be undertaken, performed or completed after the Completion Date (including liability that arose prior to the Completion Date or in connection with such required performance) hereunder or under the Quality Agreement). Further, the provisions of Article 1, Sections 2.2, 2.3, 3.3(b), 4.5, 4.7, 4.8, 4.9, 4.10, 5.2(f) and 5.4, Article 9, Article 10 (for such period of time as set forth in Section 10.1), Sections 11.1(a)(vii), 11.2(a)(vii), 11.4 and 11.5, Articles 12 and 13, Sections 14.4 through 14.8, Section 15.1 and Sections 15.3 through 15.13 of this Agreement and the provisions of the Quality Agreement (to the extent set forth in the first sentence of this Section 14.8 immediately preceding this sentence) shall survive the Completion Date.

15.    Miscellaneous.

15.1    Independent Contractor. No Party shall in any way represent itself to be a partner of or joint venturer with the other Party or any of the other Party’s Affiliates. This Agreement does not create an employer-employee relationship or an agent-principal relationship between any Party or its Affiliates on the one hand and the other Party or any employee, personnel or Affiliate of such other Party on the other hand. Each Party is acting under this Agreement as an independent contractor with full power and authority to determine the means, manner and method of performance of its duties.

15.2    Force Majeure. Except as otherwise expressly set forth in this Agreement, neither Party nor any of its Affiliates shall be deemed to have breached this Agreement for failure or delay in fulfilling or performing any term or any obligation of this Agreement if such failure or delay is caused by or results from Force Majeure. A Party shall be under no obligation to settle a strike, labor stoppage, lockout, or any other labor trouble by entering into any agreement to settle any thereof and until any such matter is settled to the satisfaction of the affected Party, such matter shall continue to be deemed Force Majeure. The Party affected, or the Party whose Affiliate is affected, by Force Majeure shall without undue delay notify the other Party, explaining the nature, details and expected duration of Force Majeure. Such Party shall also notify the other Party, from time to time, as to when the affected Party or its affected Affiliate reasonably expects to resume performance in whole or in part of its or its Affiliate’s obligations under this Agreement (or, for clarity herein, the Quality Agreement), and to notify the other

Party of the cessation of Force Majeure. A Party affected by Force Majeure shall use, or cause its affected Affiliate to use, its commercially reasonable efforts to remedy, remove, or mitigate Force Majeure, and the effects of Force Majeure, with all reasonable dispatch. If a Party anticipates that Force Majeure may occur, such Party shall notify the other Party of the nature, details and expected duration thereof. Upon cessation of Force Majeure, the performance of any suspended or delayed obligation or duty shall without undue delay recommence. Any and all of the foregoing shall also apply to a Party to the extent that an Affiliate of such Party is performing or providing any service (including as referred to under Section 3.3) or work in connection with the obligations of a Party.

15.3    Legal Notices.

(a)    Requirements. Any and all legal notices, legal requests, legal demands and other legal communication hereunder shall be in English (and any and all costs and/or expenses associated with necessary translation shall be borne by the Party giving any such notice), must be in writing and be sent to the address for the recipient set forth in this Agreement below or in a subsequent notice as the recipient may specify in writing under this procedure. All notices must be given (i) by personal delivery, with receipt acknowledged; or (ii) by first class, prepaid certified or registered mail, return receipt requested; or (iii) by prepaid international express delivery service.

(b)    Effective Date. Notices shall be effective upon receipt or at a later date stated in the notice.

(c)    Vetter Addresses. All notices must be given, if to Vetter, to:

Vetter Pharma International GmbH
Eywiesenstraße 5
88212 Ravensburg, Germany
Attention: Managing Director

With copy to:
Vetter Pharma-Fertigung GmbH & Co. KG
Schützenstraße 87
88212 Ravensburg, Germany
Attention: Head of Legal Department

(d)    Radius Address. All notices must be given, if to Radius, to:

Radius Health, Inc.
950 Winter Street, 1st Floor

Waltham, Massachusetts 02451
United States of America
Attention: Senior Vice President & Chief Financial Officer
With a copy to: General Counsel

15.4    Assignment.

(a)    Principle; Exceptions. This Agreement may not be assigned by either Party (or otherwise transferred by either Party), without the prior written consent of the other Party, including if Radius desires to assign this Agreement, in whole or in part, in connection with the transfer of the Product to any third party not being an Affiliate of Radius or an Acquirer (such third party, “Assignee”); provided, however, that Radius shall not require the prior written consent of Vetter for, but shall inform Vetter in writing without undue delay of, an assignment of this Agreement or the rights and obligations, responsibilities and liabilities of Radius existing or arising under this Agreement (i) to an Assignee or an Acquirer, if (1) the Assignee’s or the Acquirer’s primary business (with the term “primary business” meaning revenue in excess of an [*] revenue of [*] percent ([*]%) of the Assignee’s or Acquirer’s entire [*] revenue) is not the contract manufacturing of pharmaceutical products for third parties unrelated to this Agreement; (2) the Assignee or the Acquirer has the financial capacity to perform the obligations, responsibilities and liabilities of Radius existing or arising under this Agreement to be assumed by such Assignee or Acquirer under such assignment, such capacity as evidenced, where not available from publicly available sources, by Radius, or such Assignee or Acquirer in writing to Vetter; and (3) the Assignee or the Acquirer agrees, in writing, to assume all of the rights, obligations, liabilities and responsibilities of Radius existing or arising under this Agreement; or (ii) to an Affiliate of Radius, subject to the following sentence. In the event of any assignment by Radius not requiring the prior written consent of Vetter in accordance with and subject to the previous sentence, Vetter shall continue to meet its obligations under this Agreement only if (i) Radius and any Affiliate of Radius to whom the Agreement is assigned, shall be jointly and severally liable for the performance of the obligations, liabilities and responsibilities of Radius existing or arising under this Agreement; and (ii) the Assignee, or the Acquirer, as the case may be, shall be responsible to fully compensate Vetter for any Transition Compensation.

(b)    Null and Void. Any purported assignment in violation of the preceding Section shall be void. Any permitted assignee (including an Assignee, Acquirer and Affiliate of Radius) shall assume the rights and obligations, liabilities and responsibilities of the assigning Party, existing or arising under this Agreement. Any assignment by either Party of any obligation of confidentiality, under any confidentiality agreement between Radius and Vetter Pharma existing prior to the Effective Date (including the CDA), or between Radius and Vetter under Article 10 hereof, shall be void, and any such assignment of such confidentiality obligations (including by virtue of the permitted assignment of any other obligations set forth in this Agreement) shall not relieve or release the assigning Party of any such obligation of confidentiality and the responsibilities and liabilities related thereto, from which the assigning Party (for clarity, in addition to the assignee (including an Assignee, Acquirer and Affiliate of Radius), as in this Agreement provided) shall only be relieved and released as expressly provided in Section 10.1 or such other agreement, whichever being the later obligation to expire.

15.5    Entire Agreement. This Agreement, including the attached Appendices, each of which are incorporated herein, along with the Equipment Letter and any confidentiality agreement between Radius and Vetter or Vetter Pharma existing prior to the Effective Date (including the CDA), constitute the entire agreement between the Parties and their Affiliates with respect to the specific subject matter of this Agreement and all prior agreements with respect thereto are, as of the Effective Date, void and superseded hereby. In the event of any conflict between the terms of the Equipment Letter and this Agreement, or the Appendices and this Agreement, the terms of this Agreement shall control.

15.6    No Modification. This Agreement and the Quality Agreement, specifically including this Section 15.6, may be changed and/or amended only by a written document signed by duly authorized representatives of each of the Parties (or Radius and Vetter Pharma, solely with respect to the Quality Agreement). The Appendices of the Quality Agreement may be amended from time to time separately and independently of the Quality Agreement to the extent expressly provided therein.

15.7    Severability; Reformation. If for any reason a court of competent jurisdiction finds any provision of this Agreement or any portion of such a provision to be invalid or unenforceable, such provision shall be reformed to the extent required to make the provision valid and enforceable to the maximum extent permitted by Swiss law.

15.8    Waiver. No waiver of any term, provision or condition of this Agreement in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any other term, provision or condition of this Agreement. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed by a representative of the waiving Party duly authorized to execute waivers, extensions or amendments.

15.9    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

15.10    Interpretation. This Agreement contains headings only for convenience and the headings do not constitute or form a part of this Agreement, and shall not be used in the interpretation of this Agreement. Any reference to a particular law or regulation will be interpreted to include any revision of or successor to such statute, law, rule or regulation regardless of how it is numbered or classified.

15.11    No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of each of the Parties and their successors and permitted assigns, and shall not be construed as conferring any rights on any persons or third party.

15.12    Disputes.

(a)    Inter Partes Resolution Attempt. The Parties shall each attempt to amicably settle and in good faith resolve any dispute in connection with this Agreement or the QA, by good faith negotiations between designated representatives, prior to resorting to any court action or arbitration, as herein provided. These negotiations shall be held between designated representatives who have authority to settle the controversy and who are from levels of management higher than the persons with direct responsibility for administration of this Agreement, for at least thirty (30) calendar days prior to resorting to any arbitration, or enforcing any arbitration award by any court action, and within fifteen (15) calendar days after delivery of an initial notice of a dispute, the receiving Party shall submit to the other a written response. The notice and the response shall include a statement of that Party’s or its Affiliate’s position and a summary of arguments supporting that position, and the name and title of the executive who shall represent that Party or its Affiliate and of any other person who shall accompany the executive. Within a period not to exceed thirty (30) calendar days after delivery of the initial notice, such executives shall initially meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by a Party to the other Party shall be honored. All negotiations pursuant to this Section are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If one Party fails to participate in the negotiation as agreed herein, the other Party may commence arbitration prior to the expiration of the time periods set forth above.

(b)    Arbitration. If not settled as above provided, any and all disputes, whether based on tort or in contract, arising hereunder or in connection with this Agreement or the QA, including, without limitation, any dispute either concerning the validity of this Agreement, the QA, the Cartridges, the Pens, the Finished Products or the Manufacture, shall be exclusively and finally, except to the extent of a claim requesting a temporary restraining order, preliminary injunction, or permanent injunction to enforce intellectual property rights or confidentiality obligations, settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (which shall be the sole and exclusive rules and procedures for the resolution of any such controversy, claim or dispute, and any and all applicable statutes of limitation shall be tolled while the procedures specified or referred to herein are pending) by three (3) arbitrators appointed in accordance with such Rules and who shall make their determination exclusively applying the laws of Switzerland, subject to the provisions set forth below in this Section. Two

(2) arbitrators, one (1) of each of whom shall have been nominated by a Party within thirty (30) calendar days, shall have fifteen (15) calendar days to mutually appoint the third (3rd) arbitrator who shall be a lawyer of at least fifteen (15) years qualification and in good standing. If a Party should not appoint an arbitrator within thirty (30) calendar days of a written request to appoint, such Party shall be deemed having waived its right to appoint, and the International Chamber of Commerce shall appoint such arbitrator who shall agree with the arbitrator of the other Party on the third (3rd) arbitrator. If at the end of this period of fifteen (15) calendar days no decision has been made, the third (3rd) arbitrator shall be nominated according to said Rules.

(c)    Venue; Decision; Costs. The seat of the arbitration tribunal shall be in Zurich, Switzerland. A reasoned arbitration decision, that only applies the substantive laws of Switzerland, shall be rendered in writing within a reasonable period of time and shall be binding and not be appealable to any court in any jurisdiction, and the Parties waive all challenge of the decision. The arbitrators shall have no power or authority to award damages waived under any limitation of liabilities provision herein. The arbitrators shall not act as amiable compositeurs. The Parties shall share the arbitration filing and hearing fees, and the costs and/or expenses of the arbitrators, proportionally based on the outcome of the claim; provided, however, a fully unsuccessful Party (compared to its claim) shall carry the entirety of any such costs and/or expenses (including reasonable attorneys’ fees of the fully successful Party). All arbitration proceedings shall be conducted in English; provided, however, not to negate any portion of the provisions of this Section. The arbitrators shall decide the dispute in accordance with the laws of Switzerland governing this Agreement.

(d)    Award. For all claims arising hereunder, the arbitrators’ award shall be final and binding upon the Parties, and judgment upon the award may be entered by any court having jurisdiction thereof. All monetary awards shall be stated and payable in Euros. The Parties irrevocably waive their right to a trial by jury and agree that all prior negotiations and proceedings relating to such claims as provided herein shall be deemed inadmissible compromise negotiations. If either Party seeks to initiate a legal action or proceeding inconsistent with these provisions, the other Party shall be entitled to recover all costs and/or expenses, including reasonable attorneys’ fees, incurred in defense of such action or proceedings; provided, however, and notwithstanding anything to the contrary contained in this Agreement, a Party may file a complaint to seek injunction or other provisional judicial relief if, in its sole judgment, such action is necessary, in aid of arbitration, to prevent irreparable harm which may result from a breach by the other Party of confidentiality obligations or intellectual property rights as set forth herein. Despite such action, the Parties shall continue to participate in good faith in the procedures specified herein.

15.13    Governing Law. The validity, interpretation, and enforcement of this Agreement, matters arising out of or related to this Agreement or its construction, performance or breach, and related matters (including any understanding or interpretation of any legal term contained or referred to in this Agreement) shall be governed by the laws of Switzerland, and all rights and remedies shall be governed by such Swiss laws without reference to any choice of law doctrine and regardless of the laws which might govern under any conflict-of-law principles and irrespectively of any other meanings or interpretations under any other source or body of law as may be found applicable to this Agreement by any court that may claim or assess jurisdiction under any conflict-of-laws provisions or otherwise, any of which other meanings or interpretations shall have no application to and be of no force and effect with respect to the matters herein set forth, referred to or contemplated. Each of the Parties expressly rejects any application, to this Agreement or otherwise, of (i) the United Nations Convention on Contracts for the International Sale of Goods; and (ii) the 1974 Convention on the Limitation Period in the International Sale of Goods, as amended by that certain Protocol, done at Vienna on April 11, 1980.

(Page remainder left blank intentionally, immediately followed by the signatures page.)

IN WITNESS WHEREOF, each of the Parties caused this Agreement to be executed by its duly authorized representatives as of the Effective Date.

RADIUS HEALTH, INC.

Waltham, Massachusetts, dated this 27th day of June (month), 2016

(signed) /s/ Gregory C. Williams
Name: Gregory C. Williams
Title: Chief Development Officer

VETTER PHARMA INTERNATIONAL GMBH

Ravensburg, Germany, dated this 28th day of June (month), 2016

(signed) /s/ Christine Fuerst            (signed) /s/ Jeffrey C. Ellenburg
Name: Christine Fuerst                Name: Jeffrey C. Ellenburg
Title: Direct Key Account                Title: Key Account Manager
Management Europe

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